Exhibit 99.4

[GRAPHIC OMITTED]

                                          APPRAISAL REPORT

                                           RJ-0434/09 -01
                                              1/2 VIAS
                                           (VOLUME II/II)

[GRAPHIC OMITTED]

REPORT                       RJ-0434/09-01

REFERENCE DATE:              September 30, 2009

REQUESTED BY:                TENDA S.A., with head office located on Rua. Gomes de Carvalho, 1.507,
                             4th floor, Vila Olimpia, in the city of Sao Paulo, SP, registered with the General Roster of Corporate Taxpayers (CNPJ) under no.
                             71.476.527/0009-92, hereinafter called TENDA.

OBJECT:                      GAFISA S.A., with head office located on Avenida das Nacoes Unidas,
                             8.501, 19th floor, Alto de Pinheiros, in the city of Sao Paulo, SP, registered with the General Roster of Corporate Taxpayers (CNPJ) under
                             no. 01.545.826/0001-07, hereinafter called GAFISA and CONSTRUTORA TENDA
                             S.A., previously qualified.

PURPOSE:                     Calculation of the Net Equities of GAFISA AND TENDA at market prices, following appraisal of the equities of all such companies pursuant to the same criteria and on the same dates for regulatory purposes originated from the acquisition of control of the referred to companies.

APSIS CONSULTORIA                                                                         1
REPORT RJ-0434/09-01

EXECUTIVE SUMMARY

APSIS CONSULTORIA EMPRESARIAL Ltda. (APSIS) was hired by TENDA to calculate the Net Equities of
GAFISA and TENDA at market prices, following appraisal of the equities of all such companies pursuant to the same criteria and on the same dates for regulatory purposes originated from the acquisition of control of the referred to companies.

The technical procedures used in this report are in accordance with the criteria set forth by appraisal standards. Appraisal calculations to assess the value of assets were devised on the basis of the income, asset and market approaches.

This report presents the market values of the companies' assets and liabilities used to adjust the book Net Equity of GAFISA and TENDA through the assets approach.

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                      2

SUMMARY OF RESULTS

The tables below present an overview of the Net Equities at market prices of the companies involved in the operation, as of the base date of this report:

                                           MARKET EQUITY
                                                         GAFISA                        TENDA
MARKET EQUITY (THOUSANDS R$)                           2,129,373                     1,217,188
TOTAL NUMBER OF STOCKS                                130,508,346                   400,652,450
R$ PER STOCKS                                          16.315994                      3.038015
EXCHANGE RELATION                                       0.186199                      1.000000
                         Obs.: Quantity of GAFISA's shares for 1 TENDA share

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                      3

INDEX

1.       INTRODUCTION                                                                     5
2.       PRINCIPLES AND QUALIFICATIONS                                                    6
3.       RESPONSIBILITY LIMITS                                                            7
4.       APPRAISAL METHODOLOGY                                                            8
5.       GAFISA'S PROFILE                                                                 10
6.       TENDA'S PROFILE                                                                  11
7.       GENERAL APPRAISAL CRITERIA                                                       12
8.       APPRAISAL OF GAFISA'S SHAREHOLDERS' EQUITY AT MARKET VALUE                       14
9.       APPRAISAL OF TENDA'S SHAREHOLDERS' EQUITY AT MARKET VALUE                        18
10.      CONCLUSION                                                                       22
11.      LIST OF ATTACHMENTS                                                              23

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                      4

1. INTRODUCTION

APSIS CONSULTORIA EMPRESARIAL S/C Ltda. (APSIS) was hired by GAFISA and TENDA to calculate the Net Equities of GAFISA and TENDA at market prices, following appraisal of the equities of all such companies pursuant to the same criteria and on the same dates for regulatory purposes originated from the acquisition of control of the referred to companies according to law art. 264 of Law no. 6.404, de 15/12/1976 (Lei das S/A).

In preparing this report, data and information supplied by third parties were used in the form of documents and verbal interviews with the clients. The estimates used in this process are based on documents and information which include, among others, the following:

- Financial statements of the group's companies;
- List of permanent assets ;
- ITR (Quarterly Report) of the companies;
- Documents with technical specifications of the equipment appraised.

The APSIS team responsible for the coordination and performance of this report consists of the following professionals:

- CESAR DE FREITAS SILVESTRE
  Accountant (CRC/RJ 044779/O-3)
- ANA CRISTINA FRANÇA DE SOUZA
  Civil Engineer
  Post-graduated in Accounting Sciences (CREA/RJ 91.1.03043-4)
- LUIZ PAULO CESAR SILVEIRA
  Mechanical engineer
  Master of Business Management (CREA/RJ 89.1.00165-1)
- MARCELO UNFER PARABONI
  Business manager
  Post-graduated in Financial Management (CRA/RJ 20-47.164-6)
- MARGARETH GUIZAN DA SILVA OLIVEIRA
  Civil engineer, (CREA/RJ 91.1.03035-3)
- RICARDO DUARTE CARNEIRO MONTEIRO
  Civil engineer
  Post-graduated in Economic Engineering (CREA/RJ 30137-D)
- SÉRGIO FREITAS DE SOUZA
  Economist (CORECON/RJ 23521-0)
- WASHINGTON FERREIRA BRAGA
  Accountant (CRC/RJ 024100-6 / CVM 6734)

APSIS CONSULTORIA
REPORT RJ-0434/09-01
5

2. PRINCIPLES AND QUALIFICATIONS

This report strictly complies with the fundamental principles described below.

- The consultants and appraisers have no personal bias towards the subject matter involved in this report nor do they derive any advantages from it.
- The professional fees of APSIS are not, in any way, subject to the conclusions of this report.
- The report was prepared by APSIS and no one, other than the consultants themselves, prepared the analyses and respective conclusions.
- In this report, one assumes that the information received from third parties is correct and that the sources thereof are contained in said report.
- To the best knowledge and credit of the consultants, the analyses, opinions and conclusions presented in this report are based on data, diligence, research and surveys that are true and correct.
- For projection purposes, we start from the premise of the inexistence of liens or encumbrances of any nature, whether judicial or extrajudicial, affecting the purpose of the relevant work, other than those listed in this report.
- This Report meets the specifications and criteria established by the standards of the Brazilian Association of Technical Standards (ABNT), the specifications and criteria established by USPAP (Uniform Standards of Professional Appraisal Practice), in addition to the requirements imposed by different bodies, such as: the Treasury Department, the Central Bank of Brazil, CVM (the Brazilian equivalent to the US Securities and Exchange Commission), SUSEP (Private Insurance Superintendence), etc.
- The report presents all the restrictive conditions imposed by the methodologies adopted, which affect the analyses, opinions and conclusions contained in the report.
- APSIS declares that it does not have any direct or indirect interests in the companies contemplated in this report, in their respective controllers, or in the transaction to which the "Protocol and Justification" refer, there being no relevant circumstances which may characterize conflict or communion of interests, whether potential or current, towards the issue of this Appraisal Report.
- In the course of our work, controllers and managers of the companies contemplated in this report did not direct, limit, hinder or practice any acts, which have or may have compromised access, use or knowledge of information, property, documents or work methodologies relevant to the quality of our conclusions.

APSIS CONSULTORIA
REPORT RJ-0434/09-01
6

3. RESPONSIBILITY LIMITS

o    To prepare this report, APSIS used historical data and information audited by third parties or not audited and projected non-audited data, supplied in writing or verbally by the company's management or obtained from other sources mentioned. Therefore, APSIS assumed as true the data and information obtained for this report and does not have any responsibility in connection with their truthfulness.

o    The scope of this work did not include on audit of the financial statements or revision of the works performed by its auditors.

o    Our work was developed for use by the applicants aiming at the already described objectives.
     Therefore, it may be disclosed as part of the documents related to the acquisition of the autstanding shares of TENDA by GAFISA, with mention of this work in related publications being authorized. It may also be filed with the Brazilian Securities and Exchange Commission - CVM and at the U.S. Securities and Exchange Commission - SEC, as well as made available to shareholders and third parties, including through the websites of the companies involved.

o    We highlight that understanding of the conclusion of this report will take place by reading it and its attachments in full. Therefore, conclusions should not be based on a partial reading of the report.

o    We are not responsible for occasional losses suffered by applicant, its shareholders, directors, creditors or to other parties as a result of the use of data and information supplied by the company and set forth in this report.

o    The analyses and conclusions contained herein are based on several premises, held as of this date, of future operational projections, such as: macroeconomic factors, amounts practiced by the market, exchange rate variations, sale prices , volumes, market share, revenues, taxes, investments, operational margins, etc. Thus, future results may differ from any forecast or estimate contained in this report.

o    This appraisal does not reflect events and their respective impacts, occurring after the date of issue of this report.

APSIS CONSULTORIA                                                                         7
REPORT RJ-0434/09-01

4. APPRAISAL METHODOLOGY

ASSETS APPROACH - NET EQUITY AT MARKET PRICES

This methodology derives from generally accepted accounting principles (GAAP), where financial statements are prepared based on the principle of historic or acquisition cost. According to these principles and to the fundamental principle of accounting, the book value of the assets of a company less the book value of its liabilities equals the book value of its net equity.

The application of this methodology contemplates, as a starting point, the book values of assets and liabilities and requires that some of these items be adjusted so as to reflect their probable realization values. The result from the application of this method may provide an initial basis towards the estimate of the company's value, as well as a useful basis of comparison with results from other methodologies.

On the other hand, the basic economics principles allow us to create the following appraisal technique: the value defined for assets less the value defined for liabilities equals the value defined for a company's net equity. From an appraisal perspective, the relevant value definitions are those appropriate to the purpose of the appraisal.

The assessment of assets, therefore, aims at appraising a company according to the adjustment of the book value (net balance) to its respective fair market values. The assets and liabilities deemed relevant are appraised on the basis of their fair market value, with a comparison being made between this amount and the book value (net balance) .

The general appraisal criteria applied towards the adjustment of assets subject to an appraisal at market prices are detailed in Chapter 7 of this report.

After being duly analyzed, these adjustments are added to the book Net Equity value, thus establishing the market value of the company through the assets approach. The company's fair market value will be the Net Equity value after adjustments found for assets and liabilities appraised are accounted for.

APSIS CONSULTORIA                                                                         8
REPORT RJ-0434/09-01

It's worth pointing out that the identification and quantification of liabilities that were neither recorded nor disclosed by the Company's Management was not included in our work.

In this appraisal, the methodology and scope adopted aimed at appraising a company's going concern.
Therefore, expenses incurred in asset realization or liability requirements, as well as those related to the companies' bankruptcy or liquidation processes were not contemplated in the calculations.

MAIN APPRAISAL STAGES

o    Reading and analysis of the companies' balance sheet.

o    Analysis of asset and liability accounts registered on the company's balance sheet, aiming at identifying accounts which are subject to adjustments, and calculations of their probable market values.

o    Adjustment of relevant intangible operating assets to their respective market values, based on of premises and appraisal criteria developed by Apsis.

o    Application of the equity method of accounting to the net equities at market value of subsidiary and affiliated companies in order to calculate the value of investments.

o    Calculation of the market value of the companies' net equity.

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                      9

5. GAFISA'S PROFILE

Gafisa works in the real state development and construction sector in Brazil with a focus on the residential market. In 2006, Gafisa began trading its shares on the Stock Exchange of Sao Paulo, and in early 2007, also started trading on to the New York Stock Exchange. Gafisa is already present in 20 states and 99 cities and operates in all residential sectors through Gafisa and its subsidiaries: Alphaville, Tenda and Bairro Novo.

Short History of the Company

GAF was established in 1954 in the city of Rio de Janeiro with operations in the real estate markets in the cities of Rio de Janeiro and São Paulo. In December 1997, GP Investments S.A. and its affiliates, or "GP," entered into a partnership with the shareholders of GAF to create Gafisa S.A.

In February 2006, Gafisa concluded their initial public offering in Brazil. In March, 2007, Gafisa concluded its initial public offering of common shares in the United States.

In October 2008, Gafisa obtained 60.0% of the total and voting capital stock of Tenda and FIT was merged into Tenda, a publicly-held company listed on the Novo Mercado segment of the BM&F BOVESPA.

Organizational structure



Gafisa
CIPESA
70% Gafisa
GAFISA VENDAS
SP/RJ
100% Gafisa
ALPHAVILLE
60% Gafisa
TENDA
60% Gafisa
SPEs

Fonte: Site Gafisa (IAN 2008)

Gafisa operates in 99 cities located in 20 of the 26 states of Brazil.Its brands are positioned and operate as described below:

•Gafisa: developer focusing on residential developments in the Middle Segment, Medium High and High Income in 46 cities in 18 states, with unit sales price exceeding R$ 200 thousand. The company is also invested in CIPESA EMPREENDIMENTOS IMOBILIARIOS (70%) and other SPEs.

•Tenda: developer focusing on residential developments in the segment, with sales price between R$ 500 thousand and R$ 200 thousand.

• Alphaville: largest urban development focused on the sale of residential lots for segments Medium, Medium High and High Income.

APSIS CONSULTORIA
LAUDO RJ-0173/07-01

10

6. TENDA'S PROFILE

Tenda is a company's residential real estate company exclusively focused on popular segments. Tenda in 13 major metropolitan areas of Brazil, in a total of 64 cities.

Short History of the Company

The Company's history began in 1969 with the Incorporation of Tenda Engenharia S.A. in the city of
Belo Horizonte. The Incorporation of Construtora Tenda S.A. happened in 1994 in the city of Belo
Horizonte.

Tenda began operating in the metropolitan area of Sao Paulo in 1999 and the metropolitan area of Rio de Janeiro in 2006. In 2007, Tenda acquired new shareholders and began operating in the metropolitan area of the following states: Rio Grande do Sul, Pernambuco, Goias, Espirito Santo, Bahia, Parana,
besides Distrito Federal.

In October 2008, Tenda merged with Fit Residencial Empreendimentos

Imobiliarios Ltda, the former subsidiary of Gafisa S.A. As a result, Gafisa became the parent company of Tenda, thus contributing to the latter's expansion both in terms of geographical area and the income range of its clients, which is now between 4 and 20 minimum wages.

In April 2009, Equity International (El), a private investment company, announced the acquisition of over 20 million Tenda shares, equivalent to 5.03% of the Company's free float.

Shareholder Structure

Tenda has its shares listed on BM&F BOVESPA.

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                     11

7. GENERAL APPRAISAL CRITERIA

This report was prepared for the purpose of meeting the terms stated in article 264 of Law no. 6,404, on December 31, 1976 (Brazilian Corporate Law) so as to appraise the equities of the companies directly involved in the acquisition process according to the same criteria and on the same dates at market prices.

EVENTS AND ADJUSTMENTS CONSIDERED IN THE APPRAISAL

The audited Financial Statements used as basis for this report were prepared by the Companies in full compliance to Law no. 11,638/07. The table below presents the general criteria defined for the appraisal of each account and/or group of accounts of the companies involved in the operation:

GROUP OF ACCOUNTS	ASSUMPTIONS	APPRAISAL CRITERION
GENERAL	Accounts with an amount less than R$ 500,000 were not analyzed and the book value was maintained, except for those consolidated in some specific group.	Market value same as book value.
Available Funds	Represented by: • Cash and Banks • Cash Equivalents- Short-term investments with original maturity within 90 days or less and readily convertible into cash.	Market value same as book value.
Accounts Receivable	Represented substantially by: • Properties saled	Market value same as book value., considering the book value after present value adjustments, according to the Law no.11.638,

APSIS CONSULTORIA
LAUDO RJ-0173/07-01

12

GROUP OF ACCOUNTS	ASSUMPTIONS	APPRAISAL CRITERION
Inventories	Represented substantially by: • Lands • Properties for sale	Market Value.
Expenses	Represented substantially by: • Expenses payed in Advance • Expenses with Sales • Recognized Sales Expenses	The balances were annulled.
Intangible Assets	Represented mostly by: • Intellectual Property (Trademark, brands, patents)	Market Value.
Other Accounts Payable	Represented by various accounts payable.	Tax and Social Contribution related to to the adjustments was calculated and added.
Shareholder's Equity	• Market Adjustments - Result of appraisal of the Assets, Rights, and Obligations, appraised by the market, net of the effects of taxes.	TMarket value.

APSIS CONSULTORIA
REPORT RJ-0434/09-01

13

8. APPRAISAL OF GAFISA'S SHAREHOLDERS' EQUITY AT MARKET VALUE

This report adopted the assets approach for appraising GAFISA's Shareholders' Equity at market value. We appraised the relevant assets and liabilities in order to reflect their fair market value according to the criteria stated in Chapter 7.

RELEVANT ASSETS

For us to arrive at the amount of GAFISA's Shareholders Equity at market value, it was necessary to carry out appraisals of its relevant operating assets.

INTANGIBLE ASSETS

In order to appraise GAFISA's registered trademarks, a derivation of the approach for valuing income from brands was chosen as the methodology to do so as recommended industries with the common practice of paying royalties. This approach is known as the "relief-from-royalty" approach, Valuation of Intellectual Property and Intangible Assets (Smith, Parr) and has as its base the growth of cash flow after taxes derived from the fact that the company does not need to pay royalties to third parties for using a certain brand. The brand's fair market value can then be attributed to the cash flow generated by these savings, bringing to present value by a discount rate that represents the associated risk. Since brands do not have a measurable life, perpetuity is also added to the cash flow.

ESTIMATES

Based on the Cash Flow of the savings generated by not paying royalties for each brand it owns, forecasted into the next 07 years, we discounted these amounts at present value using a discount rate of 9.3% p.a.

FINAL AMOUNT REACHED

Based on the studies carried out by APSIS on the date of September 30, 2009, the appraisers reach the following market values for the GAFISA brands for purposes of buying and selling.

GAFISA'S BRAND VALUE (R$ millions)		
discount rate (p.a.)		9.3%
GAFISA'S BRAND VALUE (R$ millions)		$166.24
AUSA'S BRAND VALUE (R$ millions)		$54.61
TOTAL		$220.85

APSIS CONSULTORIA
REPORT RJ-0434/09-01

14

APPRAISAL OF OTHER GAFISA INVESTMENTS

GAFISA's other investments were considered by them respective book value, whether due to their small relevance or the make-up of their assets (cash or cash equivalents) .

APPRAISAL OF OTHER ASSETS AND LIABILITIES

For GAFISA's other assets and liabilities, the criteria stated in Chapter 8 were adopted, as demonstrated on the calculation spreadsheets of attachment 1.

APSIS CONSULTORIA
REPORT RJ-0434/09 -01

GAFISA'S SHAREHOLDERS' EQUITY AT MARKET VALUE

The table below presents GAFISA's Shareholders' Equity at Market Value on the base date with the respective adjustments on the main accounts:

COMPANY:          GAFISA S/A
REFERENCE DATE:   30/09/09

             RELEVANTES                             VALUE (THOUSANDS REAIS)
              ACCOUNTS                       ACCOUNTING       ADJSTMENTS          MARKET

ASSETS                                        6,931,539          524,087       7,455,626
  CORRENT ASSETS                              4,321,581          303,236       4,624,817
    CASH AND EQUIVALENT                       1,099,687                -       1,099,687
    CREDITS                                   1,718,110                -       1,718,110
      CLIENTS                                 1,718,110                -       1,718,110
        PROPETRIES SALED                      1,627,327                -       1,627,327
        OTHER CLIENTS                            79,511                -          79,511
        OTHER ACCOUNTS RECEIVABLE                11,272                -          11,272
      OTHER CREDITS                                   -                -               -
     INVENTORIES                              1,376,236          323,963       1,700,199
     OTHER                                      127,548         (20,727)         106,821
       RECOGNIZED SALES EXPENSES                  7,205          (7,205)               -
       OTHER ACCOUNTS                            93,722                -          93,722
       EXPENSES PAYED IN ADVANCE                 13,522         (13,522)
       DIFFERED TAXES                            13,099                -          13,099

LONG TERM ASSETS                              2,351,482                -       2,351,482

FIXED ASSETS                                    258,476          220,851         479,327
       INVESTMENT                               195,088                -         195,088
       LAND AND PROPERTIES                       53,698                -          53,698
       INTANGIBLE                                 9,690          220,851         230,541

COMPANY:          GAFISA S/A
REFERENCE DATE:   30/09/09

             RELEVANTES                             VALUE (THOUSANDS REAIS)
              ACCOUNTS                       ACCOUNTING       ADJSTMENTS          MARKET

LIABILITIES                                   5,148,863          178,190       5,326,253
  CORRENT LIABILITIES                         1,798,052                -       1,798,052
  LONG TERM LIABILITIES                       2,797,122          178,190       2,975,312
    LOANS AND FINANCING                         636,639                -         636,639
    DEBENTURES                                1,244,000                -       1,244,000
    PROVISIONS                                   59,509                -          59,509
        PROVISION FOR CONTINGENCIES              59,509                -          59,509
    RELATED PARTY DEBT                                -                -               -
    ADVANCED TO FUTURE CAPITAL GROWTH             1,180                -           1,180
      OTHER                                     831,701          178,190       1,009,891
        ADVANCE TO CLIENT                       147,168                -         147,168
        DIFERRED TAXES AND CONTRIBUTION         322,870                -         322,870
        OTHER ACCOUNTS PAYABLE                  361,663          178,190         539,853
      FUTURE NET PROFIT RESULT                   24,093                -          24,093
       GOODWILL ON ACQUISITIONS OF SUBSIDIARIES  12,499                -          12,499
       GAIN ON SALES INVESTMENT                  11,594                -          11,594

   MINORITY INTEREST                            552,889                -         552,889

EQUITY                                        1,783,476          345,897       2,129,373
       SHARE CAPITAL                          1,215,847                -       1,215,847
       CAPITAL RESERVE                          190,584                -         190,584
       PROFIT RESERVE                           218,827                -         218,827
       ACCUMULATED PROFIT AND LOSSES            158,218                -         158,218
       MARKET ADJUSTMENTS                                        245,897         345,897

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                     16

                                VALUE OF GAFISA'S SHARES ON BASE DATE

130,508,346 shares (1)                        VALUE PER SHARE
Net book value                                 R$ 13.665609
Adjustment per share                           R$ 2.6503853
Book value adjusted to market                  R$ 16.315994

(1)  treasury stocks were excluded.

APSIS CONSULTORIA
REPORT RJ-0434/09-01                                                                     17

9. APPRAISAL OF TENDA'S SHAREHOLDERS' EQUITY AT MARKET VALUE

This report adopted the assets approach for appraising the Shareholders' Equity at TENDA's market value. In this approach we appraised the relevant assets and liabilities in order to reflect their fair market value according to the criteria stated in Chapter 7.

RELEVANT ASSETS

For us to arrive at the amount of the TENDA's Shareholders Equity at market value, it was necessary to carry out appraisals of TENDA's relevant operating assets.

INTANGIBLE ASSETS

In order to appraise TENDA's registered trademarks, a derivation of the approach for valuing income from brands was chosen as the methodology to do so that is recommended in industries with the common practice of paying royalties. This approach is known as the 'relief-from-royalty' approach,
Valuation of Intellectual Property and Intangible Assets (Smith, Parr) and has as its base the growth of cash flow after taxes derived from the fact that the company does not need to pay royalties to third parties for using a certain brand. The brand's fair market value can then be attributed to the cash flow generated by these economies, bringing to present value by a discount rate that represents the associated risk. Since brands do not have a measurable life, perpetuity is also added to the cash flow.

ESTIMATES

Based on the Cash Flow of the savings generated by not paying royalties for each brand it owns, forecasted into the next 07 years, we discounted these amounts at present value using a discount rate of 9.3% p.a.

FINAL AMOUNT REACHED

Based on the studies carried out by APSIS on the date of September 30, 2009, the appraisers reach the following market values for the TENDA brand for purposes of buying and selling:

TENDA'S BRAND VALUE (R$ millions)
discount rate (p.a.)                                    9.3%
TENDA'S BRAND VALUE (R$ millions)                  R$ 55.60

APSIS CONSULTORIA
REPORT RJ-0434/09 -01                                                                    18

APPRAISAL OF OTHER TENDA INVESTMENTS

TENDA's other investments were considered by their respective book value, whether due to their small relevance or by the make-up of their assets (cash or cash equivalents) .

APPRAISAL OF OTHER ASSETS AND LIABILITIES

For TENDA's other assets and liabilities, the criteria stated in Chapter 8 were adopted, as demonstrated on the calculation spreadsheets of attachment 1.

APSIS CONSULTORIA
REPORT RJ-0434/09 -01

TENDA'S SHAREHOLDERS' EQUITY AT MARKET VALUE

The table below presents TENDA's Shareholders' Equity at Market Value on the base date with the respective adjustments on the main accounts:

COMPANY: CONSTRUTORA TENDA S/A (CONSOLIDADO)

REFERENCE DATE: 30/09/09

RELEVANTES ACCOUNTS	VALUE (THOUSANDS REAIS)		
	ACCOUNTING	ADJUSTMENTS	MARKET
ASSETS	**2,383,672**	**145,176**	**2,528,848**
CURRENT ASSETS	**1,526,988**	**(4,784)**	**1,522,204**
CASH AND EQUIVALENT	430,481	-	430,481
CREDITS	146,082	-	146,082
ACCOUNTS RECEIVABLE	521,839	-	521,839
PROPERTY FOR SALE	357,130	-	357,130
ADVANCE GRANTED	49,613	-	49,613
RECOVERABLE TAXES	13,054	-	13,054
DIFFERED TAXES	2,879	-	2,879
RECOGNIZED SALES EXPENSES	4,784	(4,784)	-
OTHER	1,126	-	1,126
LONG TERM ASSETS	**829,462**	**94,357**	**923,819**
ACCOUNTS RECEIVABLE	537,291	-	537,291
PROPERTY FOR SALE	105,403	101,741	207,144
DIFFERED TAXES	117,624	-	117,624
JUDICIAL DEPOSITS	12,739	-	12,739
RECOGNIZED SALES EXPENSES	7,384	(7,384)	-
RELATED PARTIES	47,487	-	47,487
OTHER	1,534	-	1,534
FIXED ASSET	**27,222**	**55,603**	**82,825**
INVESTMENTS	-	-	-
LAND AND PROPERTIES	21,755	-	21,755
INTANGIBLE	5,467	55,603	61,070

COMPANY: CONSTRUTORA TENDA S/A (CONSOLIDADO)

REFERENCE DATE: 30/09/09

RELEVANTES ACCOUNTS	VALUE (THOUSANDS REAIS)		
	ACCOUNTING	ADJUSTMENTS	MARKET
LIABILITIES	**1,262,300**	**49,360**	**1,311,660**
CURRENT LIABILITIES	**381,886**	-	**381,886**
LOANS AND FINANCING	71,585	-	71,585
DEBENTURES	19,861	-	19,861
ACCOUNTS PAYABLE	66,536	-	66,536
LABOR AND TAX OBLIGATIONS	24,978	-	24,978
TAXES PAYABLE	2,779	-	2,779
ADVANCE TO CLIENT	46,764	-	46,764
REFUSED CONTRACTS	27,410	-	27,410
ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION	45,043	-	45,043
DIFFERED TAXES	52,375	-	52,375
RELATED PARTIES	-	-	-
PROVISION FOR INVESTMENT LOSSES	-	-	-
OTHER	24,555	-	24,555
LONG TERM LIABILITIES	**880,414**	**49,360**	**929,774**
LOANS AND FINANCING	55,584	-	55,584
DEBENTURES	600,000	-	600,000
ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION	12,633	-	12,633
PROVISION FOR CONTINGENCIES	25,829	-	25,829
TAXES PAYABLE	12,882	49,360	62,242
DIFFERED TAXES	116,343	-	116,343
ACCOUNTS PAYABLE - BAIRRO NOVO ACQUISITION	44,637	-	44,637
OTHER	12,506	-	12,506
MINORITY INTEREST	-	-	-
EQUITY	**1,121,372**	**95,816**	**1,217,188**
SHARE CAPITAL	755,236	-	755,236
CAPITAL RESEVE	398,419	-	398,419
ACCUMULATED PROFIT AND LOSSES	-32,283	-	(32,283)
MARKET ADJUSTMENTS		95,816	95,816

APSIS CONSULTORIA
REPORT RJ-0434/09-01
20

                                VALUE OF TENDA'S SHARES ON BASE DATE

400,652,450 shares                                        VALUE PER SHARE
Net book value                                                R$ 2.798865
Adjustment per share                                          R$ 0.239150
Book value adjusted to market                                 R$ 3.038015

APSIS CONSULTORIA                                                                        21
REPORT RJ-0434/09-01

10. CONCLUSION

In light of the review carried out on the documentation mentioned previously and using as a basis other APSIS studies, the experts have reached the following amount per share of GAFISA and TENDA, appraised by the value Shareholders' Equity at Market Value calculated using the assets approach on
September 30, 2009:

                              GAFISA: R$ 16.315994 per ON or PN share

                                  TENDA: R$ 3.038015 per ON share

This brings Report RJ-0434/09 -01 to a close, which is composed of 25 (twenty five) typewritten sheets on one side and 4 (four) attachments and extracted on 3 (three) original copies. APSIS
Consultoria Empresarial Ltda., CREA/RJ 82.2.00620 -1 and CORECON/RJ RF/2.052 -4, a company specialized in asset appraisal, legally represented below by its directors, may be contacted if for any reason there seems to be clarifications that may be necessary.

Rio de Janeiro - November 05, 2009

[GRAPHIC OMITTED]

APSIS CONSULTORIA                                                                        22
REPORT RJ-0434/09-01

11. LIST OF ATTACHMENTS

1.   APPRAISAL CALCULATIONS

2.   APPRAISAL OF INTANGIBLE ASSETS

3.   SUPPORT DOCUMENTATION

4.   GLOSSARY AND APSIS PROFILE

i

RIO DE JANEIRO - RJ
Rua Sao Jose, 90, grupo 1802
Centro, CEP: 20010-020
Tel.: + 55 21 2212.6850 Fax: + 55 21 2212.6851

SAO PAULO - SP
Alameda Franca, 1467, 44
Sao Paulo - SP CEP: 01422-001
Tel.: + 55 11 2626.0510

APSIS CONSULTORIA                                                                        23
REPORT RJ-0434/09-01

                                            ATTACHMENT 1

REPORT: RJ-0434/09-01

COMPANY: GAFISA S/A

REFERENCE DATE: 30/09/09

RELEVANTES	VALUE (THOUSANDS REAIS)		
ACCOUNTS	ACCOUNTING	ADJUSTMENTS	MARKET
ASSETS	6.931.539	524.087	7.455.626
CORRENT ASSETS	4.321.581	303.236	4.624.817
CASH AND EQUIVALENT	1.099.687	-	1.099.687
CREDITS	1.718.110	-	1.718.110
CLIENTS	1.718.110	-	1.718.110
PROPETRIES SALED	1.627.327	-	1.627.327
OTHER CLIENTS	79.511	-	79.511
OTHER ACCOUNTS RECEIVABLE	11.272	-	11.272
OTHER CREDITS	-	-	-
INVENTORIES	1.376.236	323.963	1.700.199
OTHER	127.548	(20.727)	106.821
RECOGNIZED SALES EXPENSES	7.205	(7.205)	-
OTHER ACCOUNTS	93.722	-	93.722
EXPENSES PAYED IN ADVANCE	13.522	(13.522)	
DIFFERED TAXES	13.099	-	13.099
LONG TERM ASSETS	2.351.482	-	2.351.482
FIXED ASSETS	258.476	220.851	479.327
INVESTMENTS	195.088	-	195.088
LAND AND PROPERTIES	53.698	-	53.698
		-	-
INTANGIBLE	9.690	220.851	230.541
		-	-

APSIS CONSULTORIA EMPRESARIAL

1 / 4
GAFISA

REPORT: RJ-0434/09-01

COMPANY: GAFISA S/A

REFERENCE DATE: 30/09/09

RELEVANTES	VALUE (THOUSANDS REAIS)		
ACCOUNTS	ACCOUNTING	ADJUSTMENTS	MARKET
LIABILITIES	5.148.063	178.190	5.326.253
CURRENT LIABILITIES	1.798.052	-	1.798.052
LONG TERM LIABILITIES	2.797.122	178.190	2.975.312
LOANS AND FINANCING	636.639	-	636.639
DEBÊNTURES	1.244.000	-	1.244.000
PROVISIONS	59.509	-	59.509
PROVISION FOR CONTINGENCIES	59.509	-	59.509
RELATED PARTY DEBT	-	-	-
ADVANCE TO FUTURE CAPITAL GROWTH	1.180	-	1.180
OTHER	831.701	178.190	1.009.891
ADVANCE TO CLIENT	147.168	-	147.168
DIFERRED TAXES AND CONTRIBUTION	322.870	-	322.870
OTHER ACCOUNTS PAYABLE	361.663	178.190	539.853
FUTURE NET PROFIT RESULT	24.093	-	24.093
GOODWILL ON ACQUISITIONS OF SUBSIDIARIES	12.499	-	12.499
GAIN ON SALES INVESTMENT	11.594	-	11.594
MINORITY INTEREST	552.889	-	552.889
EQUITY	1.783.476	345.897	2.129.373
SHARE CAPITAL	1.215.847	-	1.215.847
CAPITAL RESERVE	190.584	-	190.584
PROFIT RESERVE	218.827	-	218.827
ACCUMULATED PROFIT AND LOSSES	158.218	-	158.218
MARKET ADJUSTMENTS		345.897	345.897

APSIS CONSULTORIA EMPRESARIAL

2 / 4
GAFISA

REPORT: RJ-0434/09-01

COMPANY: CONSTRUTORA TENDA S/A (CONSOLIDADO)

REFERENCE DATE: 30/09/09

RELEVANTES ACCOUNTS	VALUE (THOUSANDS REAIS)		
	ACCOUNTING	ADJSTMENTS	MARKET
ASSETS	2.383.672	145.176	1.991.557
CURRENT ASSETS	1.526.988	(4.784)	1.522.204
CASH AND EQUIVALENT	430.481	-	430.481
CREDITS	146.082	-	146.082
ACCOUNTS RECEIVABLE	521.839	-	521.839
PROPERTY FOR SALE	357.130	-	357.130
ADVANCE GRANTED	49.613	-	49.613
RECOVERABLE TAXES	13.054	-	13.054
DIFFERED TAXES	2.879	-	2.879
RECOGNIZED SALES EXPENSES	4.784	(4.784)	-
OTHER	1.126	-	1.126
LONG TERM ASSETS	829.462	94.357	386.528
ACCOUNTS RECEIVABLE	537.291	-	
PROPERTY FOR SALE	105.403	101.741	207.144
DIFFERED TAXES	117.624	-	117.624
JUDICIAL DEPOSITS	12.739	-	12.739
RECOGNIZED SALES EXPENSES	7.384	(7.384)	-
RELATED PARTIES	47.487	-	47.487
OTHER	1.534	-	1.534
FIXED ASSET	27.222	55.603	82.825
INVESTMENTS	-	-	-
LAND AND PROPERTIES	21.755	-	21.755
INTANGIBLE	5.467	55.603	61.070

APSIS CONSULTORIA EMPRESARIAL

3 / 4
TENDA

REPORT: RJ-0434/09-01

COMPANY: CONSTRUTORA TENDA S/A (CONSOLIDADO)

REFERENCE DATE: 30/09/09

RELEVANTES ACCOUNTS	VALUE (THOUSANDS REAIS)		
	ACCOUNTING	ADJSTMENTS	MARKET
LIABILITIES	1.262.300	49.360	1.311.660
CURRENT LIABILITIES	381.886	-	381.886
LOANS AND FINANCING	71.585	-	71.585
DEBENTURES	19.861	-	19.861
ACCOUNTS PAYABLE	66.536	-	66.536
LABOR AND TAX OBLIGATIONS	24.978	-	24.978
TAXES PAYABLE	2.779	-	2.779
ADVANCE TO CLIENT	46.764	-	46.764
REFUSED CONTRACTS	27.410	-	27.410
ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION	45.043	-	45.043
DIFFERED TAXES	52.375	-	52.375
RELATED PARTIES	-	-	-
PROVISION FOR INVESTMENT LOSSES	-	-	-
OTHER	24.555	-	24.555
LONG TERM LIABILITIES	880.414	49.360	929.774
LOANS AND FINANCING	55.584	-	55.584
DEBENTURES	600.000	-	600.000
ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION	12.633	-	12.633
PROVISION FOR CONTINGENCIES	25.829	-	25.829
TAXES PAYABLE	12.882	49.360	62.242
DIFFERED TAXES	116.343	-	116.343
ACCOUNTS PAYABLE - BAIRRO NOVO ACQUISITION	44.637	-	44.637
OTHER	12.506	-	12.506
MINORITY INTEREST	-	-	-
EQUITY	1.121.372	95.816	1.217.188

APSIS CONSULTORIA EMPRESARIAL

4 / 4
TENDA

ATTACHMENT 2

1. VALUATION METHODOLOGY - INTANGIBLE ASSETS

The acknowledgment of importance of intangible assets has been speedily growing, as more and more companies have been trading in view of their off-balance assets.

The valuation study of intellectual property and intangible assets does not exactly determine a specific value, but rather collect the largest amount of data and information about the business and its market, which analyzed and modeled, allows the appraiser to determine a probable number for the subject -matter under study, in view of specific features of situation and purpose studied.

All companies have a portfolio of assets, which responsable for the performance and continuation of operations, and aim to generate profits representing a satisfactory return on capital invested. Such assets are divided into three categories:

o    Monetary assets - represented by net current capital, which is the difference between current assets (cash, short-term investments, invoices receivable, inventories, etc.) and current liabilities (suppliers, accounts payable, income tax, etc.)..

o    Fixed assets (tangible assets) - are those assets, which can be swapped, that is to say, they have a physical existence. They include machinery and equipment, land, vehicles, real properties, amongst others;

o    Intangible assets and intellectual property -intangible assets are those, which do not have a physical existence, but they provide rights and privileges to their owners. They are mainly represented by client portfolios, agreements, and relationships with clients, franchising, etc.
     Intellectual property generally refers to trademarks and patents, copyrights and know-how. It represents a special classification within intangible assets, as their owner is protected by law against third parties illegal exploration of intellectual property.

APSIS CONSULTORIA
REPORT RJ-0434/09

All approaches for asset valuation start from the swap principle. Such principle presumes that a prudent buyer will not pay for a property a higher value than the acquisition cost of a property with the same usefulness.

From the swap principle, three types of approaches are defined, which can be used to determine the value of an intangible asset. For each valuation, the most appropriate approach is chosen, however they can also be used jointly. They are:

o    Market approach - it aims at comparing the asset under analysis with other similar assets recently sold or under offer;

o    Cost approach - it measures the investment necessary to reproduce a similar asset, which shows an identical capacity to generate benefits;

o    Income approach - it defines the asset value as being the current value of future benefits resulting from property rights associated with the asset.

In the specific case of valuation of GAFISA and TENDA trademarks, a derivation of income approach was chosen as methodology, recommended in industries with payment of royalties as a common practice.
This approach, known as relief-from-royalty approach, is based on the incremental cash flow after taxes derived from the fact a company is not required to pay royalties to third parties for the utilization of a certain trademark. As there is a worldwide and active market of royalties, then it is possible to dissociate the trademarks value from other less explicit intangible assets, which participate in the generation of company cash, such as goodwill. The market value (fair value) of trademarks can be attributed to the cash flow generated by such economies and than to the present value through a discount rate representing the associated risk. Since trademarks do not have a measurable life, perpetuity of the cash flow is assumed.

DISCOUNT RATE

The discount rate to be used to calculate the present value of yields determined in the projected cash flow represents the minimum profitability required by investors, considering that a company is financed by its own capital, which requires a higher yield when compared to a standard risk investment, and third-party capital.

The discount rate is calculated by the WACC (Weighted Average Cost of Capital) methodology, in which the cost of capital is determined by the weighted average market value of the capital structure components (own and third-parties capital), as described below.

APSIS CONSULTORIA
REPORT RJ-0434/09

discount rate  WACC = (Re x We) + Rd (1 -t) x Wd
Re =           cost of own capital

Rd =           cost of third-party capital

We =           percentage of own capital in the
               capital structure

Wd =           percentage of third-parties capital in
               the capital
T =            company's income tax and social
               contribution

Cost of own capital   Re = Rf + beta*(Rm - Rf) + Rp
Rf                    Risk-free rate - it is based on US Treasury annual
                      interest rate for 30-year bonds, net of the US long-
                      term inflation
Rp                    Country Risk - it represents the risk of investing in
                      an asset in a specific country when compared to a
                      similar investment in a country deemed as safe.
Rm                    Market Risk - it measures the appreciation of a
                      fully diversified stock portfolio for a 30-year
                      period
Beta                  It adjusts the market risk to the risk of a specific
                      industry
beta alavancado       It adjusts the industry beta for risk of a company.

Cost of third        Rd = Rf (*) + alfa + Rp
parties capital

Rf (*)               Risk-free rate - it is based on US Treasury annual
                     interest rate for 10-year bonds, net of the US
                     long-term inflation

Alfa                 Specific Risk - it represents the risk of
                     investing in the company under analysis.

APSIS CONSULTORIA
REPORT RJ-0434/09

2. VALUATION OF GAFISA'S TRADEMARKS

Pursuant to methodology previously described, portfolios or families of GAFISA's trademarks were selected, which are the following:

o    GAFISA

[Graphic Appears Here]

PROJECTION PREMISES - GAFISA'S TRADEMARKS:

Premises adopted for the projection of cash flow generated by royalties economies (Attachment 1), in accordance with methodology used, are detailed in chart below:

PARAMETER    PREMISES                                           LOGIC

ROYALTY      o A 3% rate p.a. was applied  o The royalty rates used in the construction industry
               to Net Operating Revenue.     are approximately 3% of the VGV. It was decided to
                                             use this rate according to current rates and other
                                             official information from construction companies
                                             (information judicially protected).

APSIS CONSULTORIA
REPORT RJ-0434/09

PARAMETER	PREMISES	LOGIC
GENERAL SALES VALUE	▪ The general sales value was projected for each one of the families in GAFISA: GAFISA AND ALPHAVILLE	▪ Recovery of consumer market in Brazil, with economy upturn, stabilizing after 2011. ▪ An annual VGV variation was considered in the projections, based on estimates provided in management reports of the company. ▪ The values adopted are based on estimated potential release of land already acquired and do not represent any kind of indication of the plan or business potential.
ROYALTIES SAVINGS	▪ NOR of each trademark x 2.0% x (1 -34%) - which is income tax + social contribution rate applicable.	▪ Demonstration of savings generated by each trademark.

DETERMINATION OF DISCOUNT RATE

It was calculated by WACC methodology- *Weighted Average Cost of Capital*, model in which capital cost is determined by the weighted average market value of the capital structure components (own capital and of third parties), the real discount rate with constant currency in Brazil of 9.3% p.a.

TRADEMARKS VALUE

From the Cash Flow of savings generated from the non-payment of royalty of each own trademark projected for the next 07 years, discounted savings at present value, by using the real discount rate outlined in to previous item, we reached the following values for each own trademark:

GAFISA'S BRAND VALUE (R$ millions)		
discount rate (p.a.)		9.3%
GAFISA'S BRAND VALUE (R$ millions)		$166.24
AUSA'S BRAND VALUE (R$ millions)		$54.61
TOTAL		$220.85

APSIS CONSULTORIA
REPORT RJ-0434/09

3. VALUATION OF TENDA'S TRADEMARKS

Pursuant to methodology outlined previously mentioned, portfolio of TENDA's trademarks was selected, which is the following:

o    TENDA

[GRAPHIC OMITTED]

PROJECTION PREMISES ' TENDA'S TRADEMARKS

PARAMETER            PREMISES
ROYALTY              o A 3% rate p.a. was applied on Net Operating Revenue.

GENERAL SALES VALUE  o The general sales value was projected for each one of the families in
                       TENDA.

ROYALTIES SAVINGS    o NOR of each trademark x 2.0% x (1 -34%) - which is income tax + social contribution rate applicable.

LOGIC
   o  The royalty rates used in the construction industry are approximately 3% of the VGV. It was decided to use this
      rate
      according to current rates and extra official
      information from
      construction companies (information judicially
      protected).

   o  Recovery of consumer market in Brazil, with economy
      upturn, stabilizing after 2011.

   o  An annual VGV variation was considered in the
      projections, based on estimates provided in management reports of the company.
   o  The values adopted are based on estimated potential
      release of land already acquired and do not represent any kind of indication of the plan or business potential.

   o  Demonstration of savings generated by each trademark.

APSIS CONSULTORIA
REPORT RJ-0434/09

DETERMINATION OF DISCOUNT RATE

It was calculated by WACC methodology - Weighted Average Cost of Capital, model in which capital cost is determined by the weighted average market value of the capital structure components (own capital and of third parties), the real discount rate with constant currency in Brazil of 9.3% p.a.

TRADEMARKS VALUE

From the Cash Flow of savings generated from the non-payment of royalties of each trademark projected for the next 07 years, discounted to at present value by using the real discount rate outlined in previous item, we reached the following values for each trademark:

TENDA'S BRAND VALUE (R$ millions)
discount rate (p.a.)                                 9.3%
TENDA'S BRAND VALUE (R$ millions)              $   55.60

APSIS CONSULTORIA
REPORT RJ-0434/09

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

LANDBANK PROJECTS *	2009	2010	2011	2012	2013	2014	2015
VGV (R$ MILLIONS)	606	1,520	1,633	1,416	650	346	894
Project 1	71	-	-	-	-	-	-
Project 2	18	-	-	-	-	-	-
Project 3	71	-	-	-	-	-	-
Project 4	15	-	-	-	-	-	-
Project 5	24	-	-	-	-	-	-
Project 6	113	-	-	-	-	-	-
Project 7	17	-	-	-	-	-	-
Project 8	37	-	-	-	-	-	-
Project 9	31	-	-	-	-	-	-
Project 10	20	-	-	-	-	-	-
Project 11	12	-	-	-	-	-	-
Project 12	179	-	-	-	-	-	-
Project 13	-	65	-	-	-	-	-
Project 14	-	7	-	-	-	-	-
Project 15	-	46	-	-	-	-	-
Project 16	-	67	-	-	-	-	-
Project 17	-	26	-	-	-	-	-
Project 18	-	35	-	-	-	-	-
Project 19	-	71	-	-	-	-	-
Project 20	-	95	-	-	-	-	-
Project 21	-	44	-	-	-	-	-
Project 22	-	51	-	-	-	-	-
Project 23	-	58	-	-	-	-	-
Project 24	-	22	-	-	-	-	-
Project 25	-	50	-	-	-	-	-
Project 26	-	93	-	-	-	-	-
Project 27	-	74	-	-	-	-	-
Project 28	-	54	-	-	-	-	-
Project 29	-	24	-	-	-	-	-
Project 30	-	51	-	-	-	-	-
Project 31	-	78	-	-	-	-	-
Project 32	-	115	-	-	-	-	-
Project 33	-	43	-	-	-	-	-
Project 34	-	41	-	-	-	-	-
Project 35	-	36	-	-	-	-	-
Project 36	-	61	-	-	-	-	-
Project 37	-	52	-	-	-	-	-
Project 38	-	64	-	-	-	-	-
Project 39	-	34	-	-	-	-	-
Project 40	-	29	-	-	-	-	-
Project 41	-	33	-	-	-	-	-
Project 42	-	-	5	-	-	-	-
Project 43	-	-	46	-	-	-	-
Project 44	-	-	25	-	-	-	-
Project 45	-	-	44	-	-	-	-

Apsis Consultoria Empresarial Ltda.

FUTURE PROJECTS - GAFISA
1 / 7

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

LANDBANK PROJECTS *	2009	2010	2011	2012	2013	2014	2015
Project 46	-	-	43	-	-	-	-
Project 47	-	-	10	-	-	-	-
Project 48	-	-	35	-	-	-	-
Project 49	-	-	29	-	-	-	-
Project 50	-	-	24	-	-	-	-
Project 51	-	-	48	-	-	-	-
Project 52	-	-	34	-	-	-	-
Project 53	-	-	33	-	-	-	-
Project 54	-	-	140	-	-	-	-
Project 55	-	-	45	-	-	-	-
Project 56	-	-	89	-	-	-	-
Project 57	-	-	52	-	-	-	-
Project 58	-	-	45	-	-	-	-
Project 59	-	-	53	-	-	-	-
Project 60	-	-	50	-	-	-	-
Project 61	-	-	92	-	-	-	-
Project 62	-	-	79	-	-	-	-
Project 63	-	-	29	-	-	-	-
Project 64	-	-	25	-	-	-	-
Project 65	-	-	179	-	-	-	-
Project 66	-	-	43	-	-	-	-
Project 67	-	-	54	-	-	-	-
Project 68	-	-	47	-	-	-	-
Project 69	-	-	23	-	-	-	-
Project 70	-	-	99	-	-	-	-
Project 71	-	-	44	-	-	-	-
Project 72	-	-	35	-	-	-	-
Project 73	-	-	36	-	-	-	-
Project 74	-	-	-	10	-	-	-
Project 75	-	-	-	10	-	-	-
Project 76	-	-	-	22	-	-	-
Project 77	-	-	-	28	-	-	-
Project 78	-	-	-	43	-	-	-
Project 79	-	-	-	85	-	-	-
Project 80	-	-	-	34	-	-	-
Project 81	-	-	-	64	-	-	-
Project 82	-	-	-	16	-	-	-
Project 83	-	-	-	52	-	-	-
Project 84	-	-	-	37	-	-	-
Project 85	-	-	-	111	-	-	-
Project 86	-	-	-	50	-	-	-
Project 87	-	-	-	53	-	-	-
Project 88	-	-	-	63	-	-	-
Project 89	-	-	-	56	-	-	-
Project 90	-	-	-	43	-	-	-
Project 91	-	-	-	94	-	-	-

Apsis Consultoria Empresarial Ltda.

FUTURE PROJECTS - GAFISA
2 / 7

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

LANDBANK PROJECTS *	2009	2010	2011	2012	2013	2014	2015
Project 92	-	-	-	209	-	-	-
Project 93	-	-	-	53	-	-	-
Project 94	-	-	-	55	-	-	-
Project 95	-	-	-	50	-	-	-
Project 96	-	-	-	99	-	-	-
Project 97	-	-	-	51	-	-	-
Project 98	-	-	-	25	-	-	-
Project 99	-	-	-	-	7	-	-
Project 100	-	-	-	-	114	-	-
Project 101	-	-	-	-	19	-	-
Project 102	-	-	-	-	36	-	-
Project 103	-	-	-	-	52	-	-
Project 104	-	-	-	-	54	-	-
Project 105	-	-	-	-	42	-	-
Project 106	-	-	-	-	22	-	-
Project 107	-	-	-	-	85	-	-
Project 108	-	-	-	-	21	-	-
Project 109	-	-	-	-	64	-	-
Project 110	-	-	-	-	54	-	-
Project 111	-	-	-	-	50	-	-
Project 112	-	-	-	-	29	-	-
Project 113	-	-	-	-	-	208	-
Project 114	-	-	-	-	-	87	-
Project 115	-	-	-	-	-	50	-
Project 116	-	-	-	-	-	-	51
Project 117	-	-	-	-	-	-	13
Project 118	-	-	-	-	-	-	233
Project 119	-	-	-	-	-	-	14
Project 120	-	-	-	-	-	-	104
Project 121	-	-	-	-	-	-	62
Project 122	-	-	-	-	-	-	417

* The name of the projects are not disclosed due to confidentiality.

Apsis Consultoria Empresarial Ltda.

FUTURE PROJECTS - GAFISA
3 / 7

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

LANDBANK PROJECTS *	2009	2010	2011	2012	2013
VGV (R$ MILLIONS)	351	751	741	819	685
Project 1	43				
Project 2	109				
Project 3	8				
Project 4	44				
Project 5	28				
Project 6	16				
Project 7	56				
Project 8	18				
Project 9	21				
Project 10	8				
Project 11		64			
Project 12		76			
Project 13		67			
Project 14		65			
Project 15		20			
Project 16		26			
Project 17		57			
Project 18		53			
Project 19		26			
Project 20		24			
Project 21		39			
Project 22		36			
Project 23		20			
Project 24		37			
Project 25		116			
Project 26		25			
Project 27			558		
Project 28			89		
Project 29			70		
Project 30			24		
Project 31				682	
Project 32				111	
Project 33				0	
Project 34				25	
Project 35					390
Project 36					26
Project 37					41
Project 38					25
Project 39					61
Project 40					31
Project 41					76
Project 42					35

* The name of the projects are not disclosed due to confidentiality.

Apsis Consultoria Empresarial Ltda.

FUTURE PROJECTS - AUSA
4 / 7

GAFISA/AUSA                           REPORT RJ-0434/09 -01
                                      BASE DATE: 09/30/2009

                                                                       ROYALTY RATE
                 COMPANIES   LICENCE OBJECT        INDUSTRY            (% REVENUES)

CENTURY 21 REAL STATE CORP   CENTURY 21      INCORPORACAO / CONSTRUCAO      3.00%
                    INTERO   MARCA INTERO    INCORPORACAO / CONSTRUCAO      3.00%

                                                                          ROYALTIES
                                                                                5 / 7

Apsis Consultoria Empresarial Ltda.

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

NET EQUITY COST	
RISK FREE RATE (Rf)	4.0%
BETA	0.89
LEVERAGED BETA	1.07
MARKET RISK PREMIUM (Rm - Rf)	5.7%
SIZE PREMIUM	3.7%
BRAZIL RISK	2.3%
Re (=)	**16.2%**

COST OF DEBT	
RISK FREE RATE (Rf*)	3.3%
SPECIFIC RISK (ALPHA)	3.4%
BRAZIL RISK	2.3%
Rd (=)	**9.1%**
PROJECTED USA INFLATION	**2.0%**

WACC	
NET EQUITY COST	16.2%
COST OF DEBT	9.1%
NOMINAL DISCOUNT RATE (=)	**13.8%**
REAL DISCOUNT RATE (=)	**9.3%**

Apsis Consultoria Empresarial Ltda.

TAXA DE DESCONTO
6 / 7

GAFISA/AUSA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

FUTURE VGV R$ Millions	ANO 1	ANO 2	ANO 3	ANO 4	ANO 5	ANO 6	ANO 7
VGV - NON LAUNCHED PROJECTS - GAFISA	605.71	1,519.89	1,633.44	1,415.95	649.70	346.31	893.77
VGV - NON LAUNCHED PROJECTS - AUSA	351.00	751.00	741.04	818.92	685.00	-	-
Royalties Savings - after tax	18.94	44.96	47.01	44.25	26.43	6.86	17.70
GAFISA BRAND	11.99	30.09	32.34	28.04	12.86	6.86	17.70
AUSA BRAND	6.95	14.87	14.67	16.21	13.56	-	-

used royalty 3%

premiss: royalty equivalent to the one negociated by companies from the same industry

GAFISA'S BRAND VALUE (R$ millions)	
discount rate (p.a.)	9.3%
GAFISA'S BRAND VALUE (R$ millions)	$166.24
AUSA'S BRAND VALUE (R$ millions)	$54.61
TOTAL	$220.85

Apsis Consultoria Empresarial Ltda.

ROYALTY SAVINGS
7 / 7

TENDA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

LANDBANK PROJECTS	2010	2011	2012	2013	2014	2015	2016
VGV (R$ MILLIONS)	1.336	705	308	308	308	308	308
Project 1	483	255	111	111	111	111	111
Project 2	99	52	23	23	23	23	23
Project 3	75	40	17	17	17	17	17
Project 4	29	15	7	7	7	7	7
Project 5	35	18	8	8	8	8	8
Project 6	81	43	19	19	19	19	19
Project 7	157	83	36	36	36	36	36
Project 8	102	54	24	24	24	24	24
Project 9	53	28	12	12	12	12	12
Project 10	221	117	51	51	51	51	51
Project 11	-	-	-	-	-	-	-
Project 12	-	-	-	-	-	-	-

* The name of the projects are not disclosed due to confidentiality.

Apsis Consultoria Empresarial Ltda.

FUTURE PROJECTS
1 / 4

TENDA                                                               REPORT RJ-0434/09 -01
                                                                    BASE DATE: 09/30/2009

                                                                         ROYALTY RATE
                 COMPANIES   LICENCE OBJECT      INDUSTRY                (% REVENUES)
CENTURY 21 REAL STATE CORP     CENTURY 21    INCORPORACAO / CONSTRUCAO     3,00%
                    INTERO   MARCA INTERO    INCORPORACAO / CONSTRUCAO     3,00%

                                                                               ROYALTIES
                                                                                   2 / 4

Apsis Consultoria Empresarial Ltda.

TENDA

REPORT RJ-0434/09-01
BASE DATE: 09/30/2009

NET EQUITY COST	
RISK FREE RATE (Rf)	4,0%
BETA	0,89
LEVERAGED BETA	1,07
MARKET RISK PREMIUM (Rm - Rf)	5,7%
SIZE PREMIUM	3,7%
BRAZIL RISK	2,3%
Re (=)	**16,2%**

COST OF DEBT	
RISK FREE RATE (Rf*)	3,3%
SPECIFIC RISK (ALPHA)	3,4%
BRAZIL RISK	2,3%
Rd (=)	**9,1%**
PROJECTED USA INFLATION	**2,0%**

WACC	
NET EQUITY COST	16,2%
COST OF DEBT	9,1%
NOMINAL DISCOUNT RATE (=)	**13,8%**
REAL DISCOUNT RATE (=)	**9,3%**

Apsis Consultoria Empresarial Ltda.

TAXA DE DESCONTO
3 / 4

TENDA                                                     REPORT RJ-0434/09-01
                                                         BASE DATE: 09/30/2009

             FUTURE VGV           YEAR 1  YEAR 2  YEAR 3  YEAR 4  YEAR 5  YEAR 6 YEAR 7
            R$ Millions
VGV - NON LAUNCHED
       PROJECTS - TENDA         1.336,19  704,78  307,94  307,94  307,94  307,94 307,94
          Royalties Savings -
                    after tax      26,46   13,95    6,10    6,10    6,10    6,10   6,10
                  TENDA BRAND      26,46   13,95    6,10    6,10    6,10    6,10   6,10

                 used royalty      0%     premiss: royalty equivalent to the one
                                          negociated by companies from the same industry

       TENDA'S BRAND VALUE (R$ millions)
                    discount rate (p.a.)                     9,3%
       TENDA'S BRAND VALUE (R$ millions)                $  55,60

                                                              ROYALTY SAVINGS
                                                                        4 / 4

Apsis Consultoria Empresarial Ltda.

ATTACHMENT 3

Code	Description	30/9/2009	30/6/2009
1	Total Assets	2.383.672	2.295.602
1.01	Current Assets	1.521.335	1.192.258
1.01.01	Cash and Cash Equivalents	574.563	656.924
1.01.01.01	Cash and Banks	492.233	596.448
1.01.01.02	Financial Investments	82.330	60.476
1.01.02	Credits	521.839	177.048
1.01.02.01	Clients	521.839	177.048
1.01.02.02	Other Receivables	0	0
1.01.03	Inventory	357.130	301.471
1.01.03.01	Properties for sale	357.130	301.471
1.01.04	Other	67.803	56.815
1.01.04.01	Advances rendered	44.892	36.533
1.01.04.02	Taxes to recover	13.054	8.969
1.01.04.03	Deferred taxes	2.879	2.879
1.01.04.04	Deferred selling expenses	4.784	4.567
1.01.04.05	Other receivables	2.194	3.867
1.01.04.06	Despesas Antecipadas	0	0
1.02	Non Current Assets	862.337	1.103.344
1.02.01	Long Term Receivables	835.115	1.076.841
1.02.01.01	Sundry Credits	537.291	718.989
1.02.01.01.01	Receivables from clients of developme	537.291	718.989
1.02.01.02	Credits with Related Parties	46.419	41.177
1.02.01.02.01	Associated companies	46.419	41.177
1.02.01.02.02	Subsidiaries	0	0
1.02.01.02.03	Other Related Parties	0	0
1.02.01.03	Other	251.405	316.675
1.02.01.03.01	Properties for sale	105.403	191.184
1.02.01.03.02	Deferred taxes	117.624	108.758
1.02.01.03.03	Escrow deposit	8.250	9.623
1.02.01.03.04	Deferred selling expenses	7.384	5.876
1.02.01.03.05	Other receivables	12.744	1.234
1.02.02	Permanent Assets	27.222	26.503
1.02.02.01	Investments	0	0
1.02.02.01.01	Interest in associated and similar comp	0	0
1.02.02.01.02	Interest in Subsidiaries	0	0
1.02.02.01.03	Other investments	0	0
1.02.02.02	Property and equipment	21.755	22.208
1.02.02.03	Intangible assets	5.467	4.295
1.02.02.04	Deferred charges	0	0

Code	Description	30/9/2009	30/6/2009
2	Total Liabilities and Shareholders' equity	2.383.672	2.295.602
2.01	Current Liabilities	381.886	317.207
2.01.01	Loans and Financing	71.585	85.731
2.01.02	Debentures	19.861	7.514
2.01.03	Suppliers	66.536	36.831
2.01.04	Taxes, charges and contributions	80.132	51.905
2.01.04.01	Payroll, profit sharing and related charges	24.978	21.008
2.01.04.02	Deferred taxes	2.779	2.738
2.01.04.03	Deferred taxes	52.375	28.159
2.01.05	Dividends Payable	0	0
2.01.06	Provisions	0	0
2.01.07	Accounts payable to related parties	4.097	1.749
2.01.08	Other	139.675	133.477
2.01.08.01	Advances from customers	46.764	52.287
2.01.08.02	Distrates to pay	27.410	27.056
2.01.08.03	Land Payable	45.043	52.328
2.01.08.05	Other liabilities	20.458	1.806
2.02	Non Current Liabilities	880.413	877.175
2.02.01	Long Term Liabilities	880.413	877.175
2.02.01.01	Loans and Financing	55.584	63.326
2.02.01.02	Debentures	600.000	600.000
2.02.01.03	Provisions	25.829	26.795
2.02.01.03.01	Provision for contingencies	25.829	26.795
2.02.01.04	Accounts payable to related parties	0	0
2.02.01.05	Advance for future capital increase	0	0
2.02.01.06	Other	199.000	187.054
2.02.01.06.01	Land Payable	12.633	7.554
2.02.01.06.03	Tributos a pagar	12.882	14.871
2.02.01.06.04	Tributos Diferidos	116.343	114.200
2.02.01.06.05	Other liabilities	12.505	8.597
2.02.01.06.06	Contas a Pagar Aquisição Societária	44.637	41.832
2.03	Results from future exercise	0	0
2.04	Minority Interests	0	29
2.05	Shareholders' equity	1.121.373	1.101.191
2.05.01	Paid-in capital stock	755.236	755.236
2.05.02	Capital Stock	376.470	377.553
2.05.03	Revaluation reserves	0	0
2.05.03.01	Own assets	0	0
2.05.03.02	Subsidiaries/ Associated and similar Compan	0	0
2.05.04	Revenue reserves	0	0
2.05.04.01	Legal	0	0
2.05.04.02	Statutory	0	0
2.05.04.03	For Contingencies	0	0
2.05.04.04	Unrealized profits	0	0
2.05.04.05	Retained earnings	0	0
2.05.04.06	Special reserve for undistributed dividends	0	0
2.05.04.07	Other revenue reserves	0	0
2.05.05	Adjustments to Assets Valuation	0	0
2.05.05.01	Securities Adjustments	0	0
2.05.05.02	Cumulative Translation Adjustments	0	0
2.05.05.03	Business Combination Adjustments	0	0
2.05.06	Retained earnings/accumulated losses	-10.333	-31.598
2.05.07	Advances for future capital increase	0	0

Code	Description	30/9/2009	30/6/2009
1	Total Assets	6.931.539	6.435.538
1.01	Current Assets	4.321.581	3.412.196
1.01.01	Cash and Cash Equivalents	1.099.687	1.056.312
1.01.01.01	Cash and Banks	215.133	129.543
1.01.01.02	Financial Investments	884.554	926.769
1.01.02	Credits	1.718.110	989.326
1.01.02.01	Clients	1.718.110	989.326
1.01.02.01.01	Receivables from clients of developments	1.627.327	921.766
1.01.02.01.02	Receivables from clients of construction and services rendered	79.511	60.164
1.01.02.01.03	Other Receivables	11.272	7.396
1.01.02.02	Sundry Credits	0	0
1.01.03	Inventory	1.376.236	1.250.203
1.01.03.01	Properties for sale	1.376.236	1.250.203
1.01.04	Other	127.548	116.355
1.01.04.01	Deferred selling expenses	7.205	13.237
1.01.04.02	Other receivables	93.722	78.141
1.01.04.03	Prepaid expenses	13.522	22.098
1.01.04.04	Deferred taxes	13.099	2.879
1.02	Non Current Assets	2.609.958	3.023.342
1.02.01	Long Term Receivables	2.351.482	2.770.823
1.02.01.01	Sundry Credits	2.048.496	2.463.722
1.02.01.01.01	Receivables from clients of developments	1.662.300	1.924.000
1.02.01.01.02	Properties for sale	386.196	539.722
1.02.01.02	Credits with Related Parties	0	0
1.02.01.02.01	Associated companies	0	0
1.02.01.02.02	Subsidiaries	0	0
1.02.01.02.03	Other Related Parties	0	0
1.02.01.03	Other	302.986	307.101
1.02.01.03.01	Deferred taxes	250.846	227.848
1.02.01.03.02	Other receivables	49.651	32.323
1.02.01.03.03	Dividends receivable	0	0
1.02.01.03.04	Escrow deposit	2.489	46.930
1.02.02	Permanent Assets	258.476	252.519
1.02.02.01	Investments	195.088	195.088
1.02.02.01.01	Interest in associated and similar companies	0	0
1.02.02.01.02	Interest in Subsidiaries	0	0
1.02.02.01.03	Other investments	0	0
1.02.02.01.06	Goodwill	195.088	195.088
1.02.02.02	Property and equipment	53.698	49.126
1.02.02.03	Intangible assets	9.690	8.305
1.02.02.04	Deferred charges	0	0

Código da Conta	Descrição da Conta	30/9/2009	30/6/2009
2	Total Liabilities and Shareholders' equity	6.931.539	6.435.538
2.01	Current Liabilities	1.798.052	1.506.543
2.01.01	Loans and Financing	570.307	388.671
2.01.02	Debentures	80.781	113.902
2.01.03	Suppliers	194.302	155.701
2.01.04	Taxes, charges and contributions	132.216	120.624
2.01.05	Dividends Payable	26.106	26.106
2.01.06	Provisions	10.512	9.437
2.01.06.01	Provision for contingencies	10.512	9.437
2.01.07	Accounts payable to related parties	0	0
2.01.08	Other	783.828	692.102
2.01.08.01	Obligations for purchase of real estate and ad	488.935	489.656
2.01.08.02	Payroll, profit sharing and related charges	61.206	71.159
2.01.08.03	Other liabilities	181.312	103.128
2.01.08.04	Impostos e Contribuições Diferidos	52.375	28.159
2.02	Deferred taxes	2.773.029	2.584.853
2.02.01	Non Current Liabilities	2.773.029	2.584.853
2.02.01.01	Loans and Financing	636.639	746.180
2.02.01.02	Debentures	1.244.000	994.000
2.02.01.03	Provisions	59.509	67.532
2.02.01.03.01	Provisions for contingencies	59.509	67.532
2.02.01.04	Accounts payable to related parties	0	0
2.02.01.05	Advance for future capital increase	1.180	817
2.02.01.06	Other	831.701	776.324
2.02.01.06.01	Obligations for purchase of real estate and ad	147.168	140.439
2.02.01.06.02	Deferred taxes	322.870	276.582
2.02.01.06.03	Other liabilities	361.663	359.303
2.03	Resultados de Exercícios Futuros	24.093	79.802
2.03.01	Negative goodwill on acquisition of subsidiari	12.499	15.608
2.03.02	Amortization of gain on partial sale of Fit Resi	11.594	64.194
2.04	Minority Interests	552.889	547.094
2.05	Shareholders' equity	1.783.476	1.717.246
2.05.01	Paid-in capital stock	1.215.847	1.214.529
2.05.01.01	Capital Stock	1.233.897	1.232.579
2.05.01.02	Treasury shares	-18.050	-18.050
2.05.02	Capital Reserves	190.584	189.389
2.05.03	Revaluation reserves	0	0
2.05.03.01	Own assets	0	0
2.05.03.02	Subsidiaries/ Associated and similar Compani	0	0
2.05.04	Revenue reserves	218.827	218.827
2.05.04.01	Legal	21.081	21.081
2.05.04.02	Statutory	159.213	159.213
2.05.04.03	For Contingencies	0	0
2.05.04.04	Unrealized profits	0	0
2.05.04.05	Retained earnings	38.533	38.533
2.05.04.06	Special reserve for undistributed dividends	0	0
2.05.04.07	Other revenue reserves	0	0
2.05.05	Adjustments to Assets Valuation	0	0
2.05.05.01	Securities Adjustments	0	0
2.05.05.02	Cumulative Translation Adjustments	0	0
2.05.05.03	Business Combination Adjustments	0	0
2.05.06	Retained earnings/accumulated losses	158.218	94.501
2.05.07	Advances for future capital increase	0	0

ATTACHMENT 4

GLOSSARY

ASSETS APPROACH - valuation methodology in which all assets and liabilities (including unregistered ones) have their value adjusted according to their market values.

BETA - measurement of a stock systematic risk, price trend of a certain stock to be related to changes in a certain index.

BUSINESS RISK - uncertainty level for realizing future returns expected for the business, which do not result from financial leverage.

CAPITAL STRUCTURE - breakdown of the capital invested in a company, including own capital (equity)
and third-party capital (indebtedness) .

CAPITALIZATION - conversion of a simple period of economic benefits into value.

CAPITALIZATION RATE - any divisor used for converting economic benefits into value in a simple period.

CAPM - Capital Asset Pricing Model - model in which the cost of capital for any stock or group of stocks is equivalent to the risk-free rate added to a risk premium, provided by the systematic risk of the stock or group of stocks under analysis.

CASH FLOW - cash generated by an asset, group of assets or company during a certain period of time.
Usually, such term is complemented by a qualification, depending on the context (operating, non-operating, etc)

COMPANY - commercial, industrial, service or investment entity performing an economic entity.

CONSTRUCTION EQUIVALENT AREA - constructed area on which the corresponding construction unit cost equivalence is applied, as provided by the principles of NB-140 of ABNT (Brazilian Association of
Technical Rules).

CONTROL - power to direct the company's management.

CONTROLLING PREMIUM - value or percentage of a controlling stocks pro rata value over the non-controlling stocks pro rata value, which reflect controlling power.

COST OF CAPITAL - expected return rate required by the market for attracting funds for a determined investment.

CURRENT VALUE - value for replacing an existing asset for a new one, depreciated according its physical conditions.

DISCOUNT FOR LACK OF CONTROL - value or percentage deducted from the 100%-pro rata value of a company value, which reflects the lack of part or whole control.

DISCOUNT FOR LACK OF LIQUIDITY - value or percentage deducted from the 100% pro rata value of a company value, which reflects the lack of liquidity.

DISCOUNT RATE - any divisor used for converting a future economic benefit flow into present value.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

ECONOMIC BENEFIT - benefits such as revenues, net income, net cash flow, etc.

ELECTRIC DAMAGE VALUE - estimation of the cost for repairing or replacing the parts of an asset in case of electric damage. Values are scheduled in percentages of the Replacing Value and were calculated through manual analysis of the equipment and the repairing maintenance expertise of
APSIS' technicians.

APSIS CONSULTORIA                                                              1

FAIR MARKET VALUE - value for which a certain asset changes ownership between a potential seller and a potential buyer, when both parties are aware of relevant facts and none of them are under pressure to make the deal.

GOODWILL - intangible asset referring to name, reputation, client portfolio, loyalty, localization and other similar items that cannot be identified separately.

HOMOGENIZED AREA - usable, private or constructed area with mathematical treatments for valuation purposes, according to criteria set forth by APSIS, based on the real state market.

INCOME APPROACH - valuation methodology by converting to present value expected economic benefits.

INSURANCE MAXIMUM VALUE - the maximum value of an asset for which it is advisable to insure it. Such criterion establishes that the asset which depreciation is higher than 50% should have a Insurance
Maximum Value equivalent to twice the Current Value; and, an asset which depreciation is lower than
50%, should have a Insurance Maximum Value equivalent to the Replacing Value.

INSURANCE VALUE - the value for which the insurance company assumes the risks, excluding land and foundations, except in special cases.

INTANGIBLE ASSETS - non-physical assets such as brands, patents, rights, contracts, industrial secrets that provide the owner with rights and values.

INTERNAL RETURN RATE - discount rate in which the present value of the future cash flow is equivalent to the investment cost.

INVESTED CAPITAL - sum of own capital and third-party capital invested in a company. Third-party capital is usually related to debts with short and long term interest to be specified in the valuation context.

INVESTED CAPITAL CASH FLOW - cash flow generated by the company to be reverted to financers
(interests and amortizations) and shareholders (dividends) after operating costs and expenses and capital expenditures.

INVESTMENT VALUE - value for a particular investor, based on particular interests for a certain asset such as synergy with other companies of a investor, different perceptions of risk and future performances, etc.

ISSUE DATE - date on which the valuation report is issued, when valuation conclusions are presented to the client.

LEVERAGED BETA - beta value reflecting the indebtedness in the capital structure.

LIQUIDATION VALUE - the value of a sale in the market, out of its original productive process. In other words, it is the value that would be verified in case the asset was deactivated and put up for sale separately, considering costs of disassembly or demolition (in case of real estate), storage and transportation.

LIQUIDITY - capacity to rapidly convert a certain asset into cash or into a debt payment.

MARKET APPROACH - valuation methodology, which utilizes multiples that result from the sale price of similar assets.

MARKET NET EQUITY - see assets approach.

MULTIPLE - market value of a company, stock or invested capital, divided by a company's measurement
(revenues, income, client volume, etc.).

NON-OPERATING ASSETS - assets that are not directly related to the company operating activity
(whether they generate revenue or not) and that may be sold without affecting its operation.

APSIS CONSULTORIA                                                                        2

OPERATING ASSETS - assets that are necessary for the company's operations.

PERPETUITY VALUE - value at the end of the projective period to be added to the cash flow.

PRESENT VALUE - value of a future economic benefit on a specific date, calculated by the application of a discount rate.

PRIVATE AREA - usable area including building elements (such as walls, columns, etc.) and elevators hall (in some cases).

REFERENCE DATE - specific date (day, month and year) to apply the valuation.

RESIDUAL VALUE - the value of a new or old asset projected for a certain date, limited to the date on which such asset turns into scrap, considering that during such period of time, the asset will be operating.

REPLACING VALUE (FOR A NEW ASSET) - value based on the price (usually at market current prices) or replacing an asset for a new equal or similar one.

SCRAP VALUE - the asset value at the end of its useful life, considering its disassembly or demolition value (in case of real estate), storage and transportation.

SUPPORTING DOCUMENTATION - discount rate is a return rate used to convert into present value a payable or receivable amount.

TANGIBLE ASSETS - physical assets such as lands, constructions, machines and equipment, furniture and appliances, etc.

USEFUL AREA - usable area of real estate, measured by the internal face of its walls.

USEFUL LIFE - period of time during which an asset may generate economic benefits

VALUATION - act or process through which the value of a company, stock interest or other asset is determined.

VALUATION METHODOLOGY - the approaches used for preparing value calculations in order to indicate the value of a company, stock interest or other asset.

VALUE - price denominated in monetary quantity.

WACC (Weighted Average Cost of Capital) - model in which the cost of capital is determined by the weighted average of the value.

APSIS CONSULTORIA                                                                       3

[GRAPHIC OMITTED]

APPRAISAL REPORT

RJ-0435/09 -01
1/2 COPIES

[GRAPHIC OMITTED]

REPORT                  RJ-0435/09-01

REFERENCE DATE:         September 30, 2009

REQUESTED BY:           GAFISA S/A, with head office located on Avenue Nacoes Unidas, 8.501,
                        19(degree) floor Pinheiros, in the city of Sao Paulo, SP, registered with the General Roster of Corporate Taxpayers (CNPJ) under no., n(0)
                        01,545,826/0001-07, hereinafter called GAFISA.

OBJECT:                 Common Stocks of CONSTRUCTION TENDA S/A, with head office located on Avenue
                        Engenheiro Luiz Carlos Berrini, 1.376, 9(0) floor, Brooklin, , in the city of Sao Paulo, SP, registered with the General Roster of Corporate Taxpayers
                        (CNPJ) under no., n(0) 71,476,527/0001-35, hereinafter called TENDA.

PURPOSE:                Verify the book value of TENDA~s shares, in the terms described in article
                        8(0) of the Law n(0) 6,404/76.

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      1

[GRAPHIC OMITTED]

INDEX
1 - INTRODUTION                                                                 3
2 - PRINCIPLES AND QUALIFICATIONS                                               4
3 - RESPONSIBILITY LIMITS                                                       5
4 - APPRAISAL METHODOLOGY                                                       6
5 - APPRAISAL OF COMMON STOCKS THE TENDA (TEND3)                                7
6 - CONCLUSION                                                                  8
7 - LIST OF ATTACHMENTS                                                         9

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      2

1 - INTRODUTION

THE APSIS CONSULTORIA EMPRESARIAL Ltda, hereinafter called APSIS, with head office located at Sao
Jose, n(0) 90 - 1.802, in the city of Rio de Janeiro, RJ, registered with the General Roster of
Corporate Taxpayers (CNPJ) under n(degree)27,281,922/0001 -70, was appointed to determine the book value of common stocks of Tenda for capital increase in Gafisa, in article 8(0) of the law n(0)
6,404/76.

In preparing this report, data and information supplied by third parties were used in the form of documents and verbal interviews with the clients. The estimates in this report are based on documents and information which include, among others, the following:

-    Quarterly financial information (ITR) of TENDA, third quarter 2009.

APSIS has prepared recent valuations of traded companies, for various purposes, of following companies:

o    PACTUAL BANK S/A

o    GEODEX COMMUNICATIONS OF BRAZIL S/A

o    GERDAU S/A

o    OTHON HOTEL S/A

o    LIGHT ELECTRIC SERVICE S/A

o    REPSOL YPF BRAZIL S/A

o    TAM AIR TRANSPORT S/A

o    WAL OIL S/A

The APSIS team responsible for the coordination and performance of this report consists of the following professionals:

o    ALINNE CAETANO
     mechanic engineer

o    ANA CRISTINA FRANCA DE SOUZA
     civil engineer
     pos graduated in accountancy (CREA/RJ 91.1.03043-4)

o    FLAVIO LUIZ PEREIRA
     counter (CRC/RJ 022016/O-9)

o    GABRIEL ROCHA VENTURIM
     Project Manager

o    LUIZ PAULO CESAR SILVEIRA
     mechanic engineer
     masters in business administration(CREA/RJ 89.1.00165-1)

o    RICARDO DUARTE CARNEIRO MONTEIRO
     civil engineer
     pos graduated in engineering economic (CREA/RJ 30137-D)

o    SERGIO FREITAS DE SOUZA
     economist (CORECON/RJ 23521-0

APSIS CONSULTORIA
REPORT RJ-0435/09 -01                                                                     3

2 - PRINCIPLES AND QUALIFICATIONS

This report strictly complies with the fundamental principles described below.

o    The consultants and appraisers have no personal bias towards the subject matter involved in this report nor do they derive any advantages from it.

o    The professional fees of APSIS are not, in any way, subject to the conclusions of this report.

o    The report was prepared by APSIS and no one, other than the consultants themselves, prepared the analyses and respective conclusions.

o    In this report, one assumes that the information received from third parties is correct and that the sources thereof are contained in said report.

o    To the best knowledge and credit of the consultants, the analyses, opinions and conclusions presented in this report are based on data, diligence, research and surveys that are true and correct.

o    APSIS assumes full responsibility for the matter of Appraisal Engineering, including implicit appraisals, in the exercise its honorable duties, primarily established in the appropriate laws, codes or regulations.

o    This Report meets the specifications and criteria established by the standards of the Brazilian
     Association of Technical Standards (ABNT), the specifications and criteria established by USPAP
     (Uniform Standards of Professional Appraisal Practice), in addition to the requirements imposed by different bodies, such as: the Treasury Department, the Central Bank of Brazil, CVM (the
     Brazilian equivalent to the US Securities and Exchange Commission), SUSEP (Private Insurance
     Superintendence), etc.

o    The report presents all the restrictive conditions imposed by the methodologies adopted, which affect the analyses, opinions and conclusions contained in the report.

o    APSIS declares that it does not have any direct or indirect interests in the companies contemplated in this report, in their respective controllers, or in the transaction to which the "Protocol and Justification" refer, there being no relevant circumstances which may characterize conflict or communion of interests, whether potential or current, towards the issue of this Appraisal Report.

o    In the course of our work, controllers and managers of the companies contemplated in this report did not direct, limit, hinder or practice any acts, which have or may have compromised access, use or knowledge of information, property, documents or work methodologies relevant to the quality of our conclusions.

APSIS CONSULTORIA
REPORT RJ-0435/09 -01                                                                     4

3 - RESPONSIBILITY LIMITS

o    To prepare this report, APSIS used historical data and information audited by third parties or not audited and projected non-audited data, supplied in writing or verbally by the company~s management or obtained from other sources mentioned. Therefore, APSIS assumed as true the data and information obtained for this report and does not have any responsibility in connection with their truthfulness.

o    The scope of this work did not include an audit of the financial statements or revision of the works performed by its auditors.

o    Our work was developed for use by the applicants aiming at the already described objectives.
     Therefore, it may be disclosed as part of the documents related to the acquisition of the outstanding shares of TENDA by GAFISA, with mention of this work in related publications being authorized. It may also be filed with the Brazilian Securities and Exchange Commission ~ CVM and at the U.S. Securities and Exchange Commission ~ SEC, as well as made available to shareholders and third parties, including through the websites of the companies involved.

o    We highlight that understanding of the conclusion of this report will take place by reading it and its attachments in full. Therefore, conclusions should not be based on a partial reading of the report.

o    We are not responsible for occasional losses suffered by, its shareholders, directors, creditors or to other parties as a result of the use of data and information supplied by the company and set forth in this report.

o    The analyses and conclusions contained herein are based on several premises, held as of this date, of future operational projections, such as: macroeconomic factors, amounts practiced by the market, exchange rate variations, sale prices , volumes, market share, revenues, taxes, investments, operational margins, etc. Thus, future results may differ from any forecast or estimate contained in this report.

o    This appraisal does not reflect events and their respective impacts, occurring after the date of issue of this report.

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      5

4 - APPRAISAL METHODOLOGY

Review of the supporting documentation mentioned above, in order to verify a that bookkeeping was done in good order and in accordance with legal regulations, standards and statutes governing the subject, and the principles and conventions of Generally Accepted Accounting principles.

We examined the books of TENDA and all other documents necessary to prepare this report, based on the balance sheet of TENDA, as of September 30, 2009 (Annex 1)

Experts have established that the assets and liabilities of TENDA are properly accounted for.

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      6

5 - APPRAISAL OF THE COMMON STOCK OF TENDA (TEND3)

We examined the books of Tenda and all other documents necessary to prepare this report.

Experts have established that the net equity of Tenda on September 30, 2009 was R$ 1,121,372 thousand (one billion, one hundred twenty -one million, three hundred and seventy -two thousand real), equivalent to a book value per share of R$ 2.80 (two real and eighty cents), given the total number of shares of the company of 400,652,450 as indicated in the next table:

COMPANY:            CONSTRUTORA TENDA S/A (CONSOLIDADO)
REFERENCE DATE:     09/30/2009

                    RELEVANTES                   VALUE (THOUSANDS REAIS)
                     ACCOUNTS                          ACCOUNTING
ASSETS                                                     2,383,672
                    CURRENT ASSETS                         1,526,988
                    LONG TERM ASSETS                         829,462
                    FIXED ASSET                               27,222

LIABILITIES                                                1,262,300

                    CURRENT LIABILITIES                      381,886
                    LONG TERM LIABILITIES                    880,414
                    MINORITY INTEREST                              -

EQUITY                                                     1,121,372
BOOK VALUE PER SHARE (R$/share)                                 2.80

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      7

6 - CONCLUSION

In light of the review carried out of the documentation mentioned previously and using as a basis other APSIS studies, the experts concluded that the book value of common shares of Tenda, trading on the BM&F Bovespa under ticker symbol TEND3, which are to be exchanged for shares of Gafisa, represents R$ 2.80 (two real and eighty cents) on september 30, 2009.

This brings Report RJ-0435/09 -01 to a close, which is composed of 09 (nine) typewritten sheets on one side and 02 (two) attachments and extracted on 2 (two) original copies. APSIS Consultoria
Empresarial Ltda., CREA/RJ 82,2,00620 -1 and CORECON/RJ RF/2,052 -4, a company specialized in asset appraisal, legally was below by its directors, may be contacted if for any reason there seems to be clarifications that may be necessary

Rio de Janeiro, November 05, 2009.

[GRAPHIC OMITTED]

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      8

7 - LIST OF ATTACHMENTS

1.       SUPPORT DOCUMENTATION

2.       GLOSSARY

SAO PAULO ~ SP
Alameda Franca, 1467, 44
Sao Paulo - SP CEP: 01422-001
Tel.: + 55 11 2626.0510 Fax: + 55 11 3061.5879

RIO DE JANEIRO ~ RJ
Rua Sao Jose, 90, grupo 1802
Centro, CEP: 20010-020
Tel.: + 55 21 2212.6850 Fax: + 55 21 2212.6851

APSIS CONSULTORIA
REPORT RJ-0435/09-01                                                                      9

TENDA                                                                        REPORT: RJ-0435/09-01
                                                                        REFERENCE DATE: 09/30/2009

COMPANY:                   CONSTRUTORA TENDA S/A (CONSOLIDADO)
REFERENCE DATE:            09/30/2009
                               RELEVANTES                        VALUE (THOUSANDS REAIS)
                               ACCOUNTS                                     ACCOUNTING
ASSETS                                                                        2,383,672
                       CURRENT ASSETS                                         1,526,988
                           CASH AND EQUIVALENT                                  430,481
                           CREDITS                                              146,082
                           ACCOUNTS RECEIVABLE                                  521,839
                           PROPERTY FOR SALE                                    357,130
                           ADVANCE GRANTED                                       49,613
                           RECOVERABLE TAXES                                     13,054
                           DIFFERED TAXES                                         2,879
                           RECOGNIZED SALES EXPENSES                              4,784
                           OTHER                                                  1,126
                       LONG TERM ASSETS                                         829,462
                           ACCOUNTS RECEIVABLE                                  537,291
                           PROPERTY FOR SALE                                    105,403
                           DIFFERED TAXES                                       117,624
                           JUDICIAL DEPOSITS                                     12,739
                           RECOGNIZED SALES EXPENSES                              7,384
                           RELATED PARTIES                                       47,487
                           OTHER                                                  1,534
                       FIXED ASSET                                               27,222
                           INVESTMENTS                                                -
                           LAND AND PROPERTIES                                   21,755
                           INTANGIBLE                                             5,467

Apsis Consultoria Empresarial Ltda.                                                       Page: 1/1

TENDA                                                                         REPORT: RJ-0435/09-01
                                                                         REFERENCE DATE: 09/30/2009

COMPANY:                   CONSTRUTORA TENDA S/A (CONSOLIDADO)
REFERENCE DATE:            09/30/2009
                               RELEVANTES                        VALUE (THOUSANDS REAIS)
                               ACCOUNTS                                     ACCOUNTING
LIABILITIES                                                                   1,262,300
                       CURRENT LIABILITIES                                      381,886
                           LOANS AND FINANCING                                   71,585
                           DEBENTURES                                            19,861
                           ACCOUNTS PAYABLE                                      66,536
                           LABOR AND TAX OBLIGATIONS                             24,978
                           TAXES PAYABLE                                          2,779
                           ADVANCE TO CLIENT                                     46,764
                           REFUSED CONTRACTS                                     27,410
                           ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION         45,043
                           DIFFERED TAXES                                        52,375
                           RELATED PARTIES                                            -
                           PROVISION FOR INVESTMENT LOSSES                            -
                           OTHER                                                 24,555
                       LONG TERM LIABILITIES                                    880,414
                           LOANS AND FINANCING                                   55,584
                           DEBENTURES                                           600,000
                           ACCOUNTS PAYABLE REFERRED TO LAND ACQUISITION         12,633
                           PROVISION FOR CONTINGENCIES                           25,829
                           TAXES PAYABLE                                         12,882
                           DIFFERED TAXES                                       116,343
                           ACCOUNTS PAYABLE - BAIRRO NOVO ACQUISITIION           44,637
                           OTHER                                                 12,506
                       MINORITY INTEREST                                              -
EQUITY                                                                        1,121,372
BOOK VALUE PER SHARE (R$/share)                                                    2.80

Apsis Consultoria Empresarial Ltda.                                                       Page: 2/2

GLOSSARIO                                                                30 anos
                                                                         APSIS

ABORDAGEM DA RENDA - metodo de avaliacao pela conversao a valor presente de beneficios economicos esperados.

ABORDAGEM DE ATIVOS - metodo de avaliacao de empresas onde todos os ativos e passivos (incluindo os nao contabilizados) tem seu valor ajustado aos seus valores de mercado.

ABORDAGEM DE MERCADO - metodo de avaliacao onde sao adotados multiplos comparativos derivados de preco de vendas de bens similares.

AREA EQUIVALENTE DE CONSTRUCAO - area construida sobre a qual, e aplicada a equivalencia de custo unitario de construcao correspondente, de acordo com os postulados da NB-140 da ABNT.

AREA HOMOGENEIZADA - area util, privativa ou construida com tratamentos matematicos, para fins de avaliacao, segundo criterios fixados pela APSIS, baseado no mercado imobiliario.

AREA PRIVATIVA - area util acrescida de elementos construtivos (tais como paredes, pilares, etc.) e hall de elevadores (em casos particulares).

AREA UTIL - area utilizavel do imovel, medida pela face interna das paredes que o limitam.

ATIVOS INTANG(Y)VEIS - ativos nao fisicos (marcas, patentes, direitos, contratos, segredo industrial, etc.) que garantem direitos e valor ao seu proprietario.

ATIVOS NAO OPERACIONAIS - sao aqueles ativos que nao estao ligados diretamente as atividades de operacao da empresa (podem ou nao gerar receitas) e que podem ser alienados sem prejuizo do seu funcionamento.

ATIVOS OPERACIONAIS - bens fundamentais ao funcionamento da empresa.

ATIVOS TANG(Y)VEIS - ativos de existencia fisica tais como terrenos, construcoes, maquinas e equipamentos, moveis e utensilios.

AVALIACAO - ato ou processo de determinar o valor de uma empresa, participacao acionaria ou outro ativo.

BENEF(Y)CIOS ECONOMICOS - beneficios tais como receitas, lucro liquido, fluxo de caixa liquido, etc.

BETA - medida de risco sistematico de uma acao; tendencia do preco de determinada acao a estar correlacionado com mudancas em determinado indice.

BETAALAVANCADO - valor de beta refletindo o endividamento na estrutura de capital.

CAPEX (Capital Expenditure) - investimento em ativo fixo

CAPITAL INVESTIDO - somatorio de capital proprio e de terceiros investidos numa empresa. O capital de terceiros geralmente esta relacionado a dividas com juros (curto e longo prazo) devendo ser especificada dentro do contexto da avaliacao.

CAPITALIZACAO - conversao de um periodo simples de beneficios economicos em valor.

CAPM (Capital Asset Pricing Model) - modelo no qual o custo de capital para qualquer acao ou lote de acoes equivale a taxa livre de risco acrescido de premio de risco proporcionado pelo risco sistematico da acao ou lote de acoes em estudo. Geralmente utilizado para calcular o Custo de
Capital Proprio ou Custo de Capital do Acionista.

CONTROLE - poder de direcionar a gestao estrategica, politica e administrativa de uma empresa.

CUSTO DE CAPITAL - taxa de retorno esperado requerida pelo mercado como atrativa de fundos para determinado investimento.

CVM - Comissao de Valores Mobiliarios.

D&A - Depreciacao e Amortizacao

DATA BASE - data especifica (dia, mes e ano) de aplicacao do valor da avaliacao.

DATA DE EMISSAO - data de encerramento do laudo de avaliacao, quando as conclusoes da avaliacao sao transmitidas ao cliente.

DCF (Discounted Cash Flow) - fluxo de caixa descontado.

DESCONTO POR FALTA DE CONTROLE - valor ou percentual deduzido do valor pro-rata de 100% do valor de uma empresa, que reflete a ausencia de parte ou da totalidade de controle.

DESCONTO POR FALTA DE LIQUIDEZ - valor ou percentual deduzido do valor pro-rata de 100% do valor de uma empresa, que reflete a ausencia de liquidez.

GLOSSARIO                                                                30 anos
                                                                         APSIS

D(Y)VIDA L(Y)QUIDA - caixa e equivalentes, posicao liquida em derivativos, dividas financeiras curto
e longo prazo, dividendos a receber e a pagar, recebiveis e contas a pagar relacionadas a debentures, deficits de curto e longo prazo com fundos de pensao, provisoes, outros creditos e obrigacoes com pessoas vinculadas, incluindo bonus de subscricao.

DOCUMENTACAO DE SUPORTE - documentacao levantada e fornecida pelo cliente na estao baseadas as premissas do laudo.

DRIVERS - direcionadores de valor ou variaveis-chave.

EBIT - do ingles Earnings Before Interests and Taxes, que significa Lucro Antes juros e Impostos.

EBTIDA - do ingles Earnings Before Interest, Taxes, Depreciation and Amortization, que significa
Lucros Antes de Juros, Impostos, Depreciacao e Amortizacao.

EMPRESA - entidade comercial, industrial, prestadora de servicos ou de investimento detentora de atividade economica.

ENTERPRISE VALUE - valor economico da firma.

EQUITY VALUE - valor economico do patrimonio liquido.

ESTRUTURA DE CAPITAL - composicao do capital investido de uma empresa entre capital proprio
(patrimonio) e capital de terceiros (endividamento).

FCFF - do ingles Free Cash Flow to Firm, ou fluxo de caixa livre para a firma, ou fluxo de livre desalavancado.

FLUXO DE CAIXA - caixa gerado por um ativo, grupo de ativos ou empresa, durante determinado periodo de tempo. Geralmente o termo e complementado por uma qualificacao referente ao contexto
(operacional, nao operacional, etc.)

FLUXO DE CAIXA DO CAPITAL INVESTIDO - fluxo de caixa gerado pela empresa a ser revertido aos financiadores (juros e amortizacoes) e aos acionistas (dividendos) depois de considerados custo e despesas operacionais e investimentos de capital.

FLUXO DE CAIXA OPERACIONAL - o fluxo de caixa operacional leva em consideracao somente as receitas e receitas efetivamente recebidas e desembolsadas, provenientes operacoes da companhia.

FREE FLOAT - percentual de acoes em circulacao sobre o capital total da empresa.

GOODWILL - ativo intangivel resultante de nome, reputacao, carteira de clientes, lealdade, localizacao e demais fatores similares que nao podem ser identificados separadamente.

LIQUIDEZ - capacidade de rapida conversao de determinado ativo em dinheiro ou em pagamento de determinada divida.

METODO DE AVALIACAO - cada uma das abordagens utilizadas na elaboracao de calculos avaliatorios para a indicacao de valor de uma empresa, participacao acionaria ou outro ativo.

METODOLOGIA DE AVALIACAO - uma ou mais abordagens utilizadas na elaboracao de calculos avaliatorios para a indicacao de valor de uma empresa, participacao acionaria ou outro ativo.

MULTIPLO - valor de mercado de uma empresa, acao ou capital investido, dividido por uma medida da empresa (receita, lucro, volume de clientes, etc.).

PATRIMONIO L(Y)QUIDO A MERCADO - vide abordagem de ativos.

PREMIO DE CONTROLE - valor ou percentual de um valor pro rata de lote acoes controladoras sobre o valor pro rata de acoes sem controle, que refletem o poder do controle.

Rd (Custo da Divida) - e uma medida do valor pago pelo capital provindo de terceiros, sob a forma de emprestimos, financiamentos, captacoes no mercado, outros.

Re (Custo de Capital Proprio) - o custo de capital proprio e o retorno requerido pelo acionista pelo capital investido.

RISCO DO NEGOCIO - grau de incerteza de realizacao de retornos futuros esperados do negocio, resultantes de fatores que nao alavancagem financeira.

TAXA DE CAPITALIZACAO - qualquer divisor usado para a conversao de beneficios economicos em valor em um periodo simples.

TAXA DE DESCONTO - qualquer divisor usado para a conversao de um fluxo de beneficios economico futuros em valor presente.

TAXA INTERNA DE RETORNO - taxa de desconto onde o valor presente do fluxo de caixa futuro e equivalente ao custo do investimento.

VALOR - preco expresso em quantidade monetaria.

GLOSSARIO                                                                30 anos
                                                                         APSIS

VALOR (JUSTO) DE MERCADO - valor pelo qual o bem troca de propriedade entre um potencial vendedor e um potencial comprador, quando ambas as partem tem conhecimento razoavel dos fatos relevantes e nenhuma das partes esta sob pressao de faze-lo.

VALOR ATUAL - valor de reposicao por novo depreciado em funcao do estado fisico em que se encontra o bem.

VALOR DA PERPETUIDADE - valor ao final do periodo projetivo a ser adicionado no fluxo de caixa.

VALOR DE DANO ELETRICO - estimativa do custo do reparo ou reposicao de pecas, quando ocorre um dano eletrico no bem. Os valores sao tabelados em percentuais do Valor de Reposicao e foram calculados atraves de estudos dos manuais dos equipamentos e da experiencia em manutencao corretiva dos tecnicos da APSIS.

VALOR DE INVESTIMENTO - E o valor para um investidor em particular, baseado em interesses particulares no bem em analise. No caso de avaliacao de negocios, este valor pode ser analisado por diferentes situacoes tais como sinergia com demais empresas de um investidor, diferentes percepcoes de risco e desempenhos futuros, diferentes planejamentos tributarios.

VALOR DE LIQUIDACAO - E o valor de um bem colocado a venda no mercado, fora do processo normal, ou seja, e o valor que se apuraria caso o bem fosse colocado a venda separadamente, levando-se em consideracao os custos envolvidos e o desconto necessario para uma venda num prazo reduzido.

VALOR DE REPOSICAO POR NOVO - valor baseado no que o bem custaria (geralmente ao nivel de precos correntes de mercado) para ser reposto ou substituido por outro, em estado de novo, igual ou similar.

VALOR DE SEGURO - valor pelo qual uma Companhia de Seguros assume os riscos e nao se aplica ao terreno e fundacoes, exceto em casos especiais.

VALOR DE SUCATA - valor do bem no final da sua vida util, levando-se em consideracao os custos de desmontagem ou demolicao (em caso de imoveis), estocagem e transportes.

VALOR MAXIMO DE SEGURO - valor maximo do bem pelo qual e recomendavel que ele seja segurado. Este criterio estabelece que o bem com depreciacao maior que 50%, devera ter o Valor Maximo de Seguro igual a duas vezes o Valor Atual; e, bem com depreciacao menor do que 50% devera ter o Valor Maximo de Seguro igual ao Valor de Reposicao.

VALOR PRESENTE - valor (em uma data base especifica) de um beneficio economico futuro, calculado pela aplicacao de uma taxa de desconto.

VALOR RESIDUAL - valor do bem novo ou usado projetado para uma data, limitada a aquela em que ele se torna sucata, levando-se em consideracao que durante o periodo ele estara em operacao.

VIDA UTIL - periodo de tempo no qual o ativo pode gerar beneficios economicos.

WACC (Weighted Average Cost of Capital) - modelo no qual o custo de capital e determinado pela media ponderada do valor de mercado dos componentes da estrutura de capital (proprio e de terceiros).

[GRAPHIC OMITTED]

Pequenos detalhes fazem a diferenca

A APSIS faz historia ha mais de 28 anos. Durante todo esse tempo, participou da historia do Brasil e do mundo, em suas diversas mudancas: economicas, politicas, sociais, culturais e tecnologicas. Hoje,
e referencia em avaliacao de empresas, avaliacao de marcas e outros intangiveis, avaliacao patrimonial de ativos, consultoria e negocios imobiliarios, gestao de ativo fixo e gestao ambiental, com atuacao no Brasil e no exterior.

o    Servicos especializados em consultoria patrimonial.

o    15.000 laudos emitidos em todo o territorio nacional.

o    Equipes coordenadas por engenheiros pos-graduados, com cursos de extensao no Brasil e no exterior.

o    Cumprimento das normas ABNT, CVM, ESA, USPAP, Finep, BNDES e Receita Federal.

o    Qualidade internacional de acordo com os padroes da ASA (American Society of Appraisers) e IBA
     (Institute of Business Appraisers) .

o    Informacoes do mercado financeiro online.

Avaliacao de empresas

Avaliacao de marcas e outros ativos intangiveis

Estudo de viabilidade de projetos

Plano de negocios

Laudos para reorganizacao societaria (Lei das S/A, RIR, FASB, IFRS e outros)

Pericias judiciais

                             ativo fixo

                                   Inventario patrimonial
                                      Avaliacao de ativos
                 Conciliacao de dados (fisico x contabil)
        Base contabil (cadastro, exportacao e importacao)
       Treinamento, normatizacao e auditoria de processos

          sustentabilidade
          corporativa

                                         Politica de RSA
                               MDL e Creditos de Carbono
                             Diagnostico socio-ambiental
                Desenvolvimento Sustentavel (DJSI e ISE)
   Auditorias ambientais (Principios do Equador eoutros)
     Relatorios de Responsabilidade Social (Ethos e GRI)
                                      Documentos eticos
                                  Gestao da Comunicacao

  negocios
     imobiliarios

Prospeccao de imoveis
Renegociacao de contratos de aluguel
Desmobilizacao
Avaliacao imobiliaria
Assessoria a investidores e fundos
Gestao de carteira imobiliaria
Estudos de vocacao e viabilidade
Venda e locacao de imoveis

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